UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Avon Products, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 23, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders, which will be held at 10:00 a.m. on Thursday, May 3, 2007, at the Waldorf Astoria, 301 Park Avenue, New York City.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. We hope that you will be able to attend.

Whether or not you plan to attend the Annual Meeting, your vote is important. You can vote via the Internet, by telephone or by completing the enclosed proxy card. Instructions for voting via the Internet or telephone are given on the enclosed proxy card.

On behalf of the Board of Directors and the management of Avon, I extend our appreciation for your continued support and interest in Avon.

Sincerely yours,

Andrea Jung Chairman of the Board and Chief Executive Officer

AVON PRODUCTS, INC.

1345 Avenue of the Americas

New York, NY 10105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2007 Annual Meeting of Shareholders of Avon Products, Inc. will be held at the Waldorf Astoria, 301 Park Avenue, New York, New York on Thursday, May 3, 2007 at 10:00 a.m. for the following purposes:

(1)	To elect directors to one-year terms expiring in 2008;

(2)	To act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007;

(3)	To act upon a proposal to amend our Restated Certificate of Incorporation and By-Laws to implement the adoption of a majority vote standard and to eliminate cumulative voting in the election of directors;

(4)	If presented, to consider and vote on a shareholder proposal requesting the benchmarking of incentive compensation goals against peer group performance; and

(5)	To transact such other business as properly may come before the meeting.

The Board of Directors has fixed the close of business on March 15, 2007, as the record date for the purpose of determining the shareholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

THE BOARD OF DIRECTORS URGES YOU

TO MARK, SIGN AND RETURN THE ENCLOSED PROXY CARD

IN THE POSTAGE-PREPAID ENVELOPE PROVIDED

OR TO VOTE BY THE INTERNET OR BY TELEPHONE.

Kim K. Azzarelli
Vice President, Associate General Counsel and Corporate Secretary

March 23, 2007

New York, New York

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING	1

PROPOSAL 1—ELECTION OF DIRECTORS	4

INFORMATION CONCERNING THE BOARD OF DIRECTORS	8
Director Independence	11
Director Nomination Process & Shareholder Nominations	11
Board Policy Regarding Voting for Directors	12
Director Compensation	13
Certain Legal Proceedings	13
Compensation Committee Interlocks and Insider Participation	13

EXECUTIVE OFFICERS	14

OWNERSHIP OF SHARES	17

TRANSACTIONS WITH RELATED PERSONS	19

EQUITY COMPENSATION PLAN INFORMATION	20

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	20

EXECUTIVE COMPENSATION	21
Compensation Committee Report	21
Compensation Discussion and Analysis	22
Summary Compensation Table	30
Grants of Plan-Based Awards	33
Outstanding Equity Awards at Fiscal Year-End	35
Option Exercises and Stock Vested	37
Pension Benefits	37
Nonqualified Deferred Compensation	42
Potential Payments Upon Termination of Employment or Change-in-Control	44

DIRECTOR COMPENSATION	53

AUDIT COMMITTEE REPORT	56

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	57

PROPOSAL 3—APPROVAL OF AMENDMENTS TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS TO IMPLEMENT THE ADOPTION OF A MAJORITY VOTE STANDARD TO ELIMINATE CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS	59

PROPOSAL 4—RESOLUTION REQUESTING BENCHMARKING INCENTIVE COMPENSATION GOALS AGAINST PEER GROUP PERFORMANCE	62

SOLICITING MATERIAL	64

SOLICITATION OF PROXIES	64

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING	64

Appendix A: COMPENSATION COMMITTEE CHARTER	A-1

Appendix B: AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION OF AVON PRODUCTS, INC.	B-1

Appendix C: AMENDMENTS TO THE BY-LAWS OF AVON PRODUCTS, INC.	C-1

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Why am I receiving these materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Avon Products, Inc. (“Avon,” the “Company,” “we,” “us,” or “our”) of proxies to be voted at our Annual Meeting of Shareholders, which will take place on Thursday, May 3, 2007. As a shareholder, you are invited to attend the Annual Meeting and you are entitled and requested to vote on the matters set forth in the Notice of Annual Meeting of Shareholders, which are described in this Proxy Statement. In addition, at the Annual Meeting, we will review the business and operations of the Company and respond to questions from shareholders.

Who may attend the Annual Meeting?

Anyone who was a shareholder as of the close of business on March 15, 2007 may attend the Annual Meeting if you have an admission ticket and photo identification. For shareholders of record, an admission ticket is attached to the proxy card sent with this Proxy Statement. If you plan to attend the Annual Meeting, please vote your proxy but keep the admission ticket and bring it with you to the Annual Meeting. For beneficial owners holding shares in a bank or brokerage account, you can obtain an admission ticket in advance by sending a written request, along with proof of ownership (such as a brokerage statement), to our Investor Relations Department, Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105, by mail or by fax to 212-282-6035. We must receive your request at least one week prior to the Annual Meeting to have time to process your request and mail the admission ticket to you. Anyone who arrives without an admission ticket will not be admitted to the Annual Meeting unless it can be verified that the individual was a shareholder of the Company as of March 15, 2007.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “shareholder of record,” and the proxy materials have been sent directly to you by Avon. If your shares are held in a stock brokerage account or by a bank or other record holder, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, bank or other record holder who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other record holder on how to vote and you are also invited to attend the Annual Meeting. Your broker, bank or other record holder should have enclosed or provided voting instructions for you to use in directing the voting of your shares.

What is the purpose of this Proxy Statement?

This Proxy Statement describes the matters proposed to be voted on at the Annual Meeting, including the election of directors, the ratification of the appointment of our independent registered public accounting firm, the amendments to our Restated Certificate of Incorporation and By-Laws and, if presented, a proposal by a shareholder, and this Proxy Statement also contains other required information. The Proxy Statement and accompanying proxy card are being mailed on or about March 23, 2007.

Who is entitled to vote?

Only holders of record of Avon’s common stock at the close of business on March 15, 2007 are entitled to vote. There were approximately 439,755,366 shares of Avon’s common stock outstanding on March 15, 2007. Shareholders are currently entitled to vote cumulatively for the election of directors and to cast one vote per share on all other matters. For more information on cumulative voting, see the description on page 4 under “Proposal 1—Election of Directors.”

How do I vote my shares in person at the Annual Meeting?

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other record holder that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote my shares without attending the Annual Meeting?

You can vote by filling out the accompanying proxy card and returning it in the return envelope that we have enclosed for you. Also, shareholders can vote by telephone or via the Internet unless you want to cumulate your votes, in which case you must vote by using the proxy card. Voting information is provided on the enclosed proxy card.

If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on the bank’s or other record holder’s voting process. Your bank, broker or other record holder is not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your bank, broker or other record holder.

How will my proxy be voted?

Your proxy, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions relating to the election of directors, the ratification of the appointment of our independent registered public accounting firm, the amendments to our Restated Certificate of Incorporation and By-Laws and, if presented, an individual shareholder proposal. We are not aware of any other matter that may be properly presented at the meeting. If any other matter is properly presented, the persons named as proxies on the proxy card will have discretion to vote in their best judgment.

What if I don’t mark the boxes on my proxy?

Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or via the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth with the description of each Proposal in this Proxy Statement. In summary, the Board recommends a vote for the election of directors, the ratification of the appointment of our independent registered public accounting firm, and the amendments to our Restated Certificate of Incorporation and By-Laws, and against the individual shareholder proposal.

May I revoke or change my vote?

If you are a shareholder of record, you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to the Secretary of Avon, by delivering a proxy bearing a later date or by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder, or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the meeting and voting in person.

Will my vote be made public?

All proxies, ballots and voting materials that identify the votes of specific shareholders will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.

What constitutes a quorum, permitting the meeting to conduct its business?

The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting will constitute a quorum, permitting the meeting to conduct its business. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a bank, broker or other record holder holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you do not give instructions to the bank, broker or other record holder holding your shares, it will not have discretionary voting power to vote your shares with respect to Proposals 3 and 4.

How many votes are needed to approve a Proposal?

Under New York law, corporate action taken at a shareholders’ meeting is generally based on the votes cast. “Votes cast” means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy. Therefore, abstentions and broker non-votes generally have no effect in determining whether a proposal is approved by shareholders. Directors are currently elected by a plurality of the votes cast. The approval of Proposals 2 and 4 requires the affirmative vote of a majority of the votes cast at the Annual Meeting. However, the approval of Proposal 3 to amend our Restated Certificate of Incorporation to implement the adoption of a majority vote standard and to eliminate cumulative voting in the election of directors requires the affirmative vote of the majority of all of our outstanding shares, not merely votes cast, and the approval of certain amendments to our By-Laws requires the affirmative vote of 80% of all of our outstanding shares, as described under “Proposal 3—Approval of Amendments to the Company’s Restated Certificate of Incorporation and By-Laws to Implement the Adoption of a Majority Vote Standard and to Eliminate Cumulative Voting in the Election of Directors.”

What if I am a participant in the Avon Personal Savings Account Plan or the Avon Puerto Rico Associates’ Savings Plan?

We are also mailing this Proxy Statement and proxy card to participants in the Avon Personal Savings Account Plan and the Avon Puerto Rico Associates’ Savings Plan. The trustees of the Plans, as record holders of the shares held in the Plans, will vote the shares allocated to your account under the Plans in accordance with your instructions. Unless your proxy card is received by 11:59 p.m. (New York time) on April 30, 2007 and unless you have specified your instructions, your shares cannot be voted by the trustees.

What is the deadline for voting my shares?

If you hold shares as the shareholder of record, you should complete and return the proxy card as soon as possible, but no later than the closing of the polls at the Annual Meeting. If you vote by telephone or the Internet, your vote must be received by 11:59 p.m. (New York time) on May 2, 2007. If you hold shares in the Avon Personal Savings Account Plan or the Avon Puerto Rico Associates’ Savings Plan, as indicated above, your voting instructions must be received by 11:59 p.m. (New York time) on April 30, 2007. If your shares are held in street name, you should return your voting instructions in accordance with the instructions provided by the bank, broker or other record holder who holds the shares on your behalf.

Who will count the vote?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of election.

How can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and to publish final results in our quarterly report on Form 10-Q for the second quarter of 2007.

PROPOSAL 1—ELECTION OF DIRECTORS

Effective from and after the date of the 2006 Annual Meeting, the Board of Directors has fixed the number of directors at 10. Our current directors are standing for re-election, except for Stanley C. Gault who has announced his intention not to stand for re-election. Gary M. Rodkin, a new director nominee, will stand for election to Mr. Gault’s vacated seat. Each nominee elected as a director will hold office until the next succeeding annual meeting or until his or her successor is elected and qualified.

PROPOSAL 1: The Board of Directors has nominated W. Don Cornwell, Edward T. Fogarty, Fred Hassan, Andrea Jung, Maria Elena Lagomasino, Ann S. Moore, Paul S. Pressler, Gary M. Rodkin, Paula Stern and Lawrence A. Weinbach for election as directors. All nominees other than Mr. Rodkin are current members of our Board.

All shares duly voted will be voted for the election of directors as specified by the shareholders. Unless otherwise specified, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of all of the nominees, each of whom has consented to serve as a director of the Company if elected. We have no reason to believe that any of the nominees will be unable or decline to serve as a director.

In voting for the election of directors, you are currently entitled to vote cumulatively. Each shareholder is entitled to cast the number of votes equal to the number of shares held of record by the shareholder, multiplied by the number of directors to be elected in the election. You may cast all of such votes in this election for a single nominee, or distribute them among any two or more nominees, as you see fit. If you wish to cumulate your votes, you will need to submit a proxy card or a ballot and indicate the distribution of your votes among the nominees in the space provided on the enclosed proxy card or on your ballot when voting at the Annual Meeting. If votes are not so distributed on the proxy card or ballot, then persons named as proxies may exercise the right to vote your shares represented by such proxy cumulatively and may distribute the votes represented by such proxy among one or more of the nominees listed below in any manner they see fit. Cumulative voting by telephone or via the Internet is not possible. If you hold shares beneficially in street name and wish to cumulate votes, you should contact your bank, broker or other record holder.

If a nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, he or she is required to tender his or her resignation to the Chairman of the Board for consideration by the Nominating and Corporate Governance Committee in accordance with the corporate governance guideline adopted by the Board in January 2006 and described on page 12.

As described under “Proposal 3—Approval of Amendments to the Company’s Restated Certificate of Incorporation and By-Laws to Implement the Adoption of a Majority Vote Standard and to Eliminate Cumulative Voting in the Election of Directors” on page 59, the Board of Directors is recommending that the shareholders approve amendments to the Company’s Restated Certificate of Incorporation and By-Laws in order to eliminate plurality voting in uncontested elections of directors and to require that a nominee for director in an uncontested election receive a majority of the votes cast with respect to such director’s election in order to be elected to the Board. Furthermore, the Board is recommending the elimination of cumulative voting, which the Board believes is incompatible with the adoption of a majority voting standard. If these amendments are approved by the shareholders, they will become effective as of May 3, 2007 and will apply to all director elections following the 2007 Annual Meeting of Shareholders.

Set forth below is certain information furnished to the Company by each nominee.

The Board of Directors recommends that you vote FOR the election as directors of the nominees listed below.

W. DON CORNWELL

Director since 2002                    Age: 59

Mr. Cornwell is Chairman and Chief Executive Officer of Granite Broadcasting Corporation, a group broadcasting company that owns and operates television stations across the U.S., which he founded in 1988. On December 11, 2006, Granite Broadcasting Corporation filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Previously, Mr. Cornwell was Chief Operating Officer for the Corporate Finance Department at Goldman, Sachs & Co. from 1980 to 1988 and Vice President of the Investment Banking Division of Goldman, Sachs from 1976 to 1980. He is a director of Pfizer, Inc. He is also a director of the Wallace Foundation, serves as chairman of the Telecommunications Development Fund, and is a trustee of Big Brothers Big Sisters of New York.

EDWARD T. FOGARTY

Director since 1995                    Age: 70

Mr. Fogarty was the Chairman, President and Chief Executive Officer of Tambrands, Inc., a major global consumer products company, from September 1996 to July 1997. Prior to assuming that position, Mr. Fogarty was President and Chief Executive Officer of Tambrands from May 1994 to September 1996. Previously, he was President-USA/Canada/Puerto Rico for the Colgate–Palmolive Company from 1989 to 1994. From 1983 to 1989, he was President, Worldwide Consumer Products, at Corning Inc.

FRED HASSAN

Director since 1999                    Age: 61

Mr. Hassan is the Chairman and Chief Executive Officer of Schering-Plough Corporation, a research-based global pharmaceutical company. Prior to assuming this position in April 2003, Mr. Hassan had been Chairman and Chief Executive Officer of Pharmacia Corporation since February 2001. Prior to that time, he served as President and Chief Executive Officer of Pharmacia after its creation in March 2000 from the merger of Pharmacia & Upjohn, Inc. with Monsanto Company. Before that he served as President and CEO of Pharmacia & Upjohn since May 1997. Mr. Hassan previously held senior positions with Wyeth, including that of Executive Vice President and Board member. Mr. Hassan is a director of Schering-Plough Corporation. He is also the President of the International Federation of Pharmaceutical Manufacturers and Associations.

ANDREA JUNG

Director since 1998                    Age: 48

Ms. Jung was elected Chairman of the Board of Directors and Chief Executive Officer of the Company effective September 2001, having previously served as Chief Executive Officer since November 1999. Ms. Jung has been a member of the Board of Directors since January 1998 and was President from January 1998 to January 2001 and Chief Operating Officer from July 1998 to November 1999. She was elected an Executive Vice President of the Company in March 1997 concurrently continuing as President, Global Marketing, a position she held from July 1996 to the end of 1997. Ms. Jung joined the Company in January 1994 as President, Product Marketing for Avon U.S. Previously, she was Executive Vice President for Neiman Marcus and a Senior Vice President for I. Magnin. Ms. Jung is a director of the General Electric Company. She is a member of the N.Y. Presbyterian Hospital Board of Trustees, a member and former Chairman of the Board of Directors of the Cosmetic, Toiletry and Fragrance Association (CTFA) and a director of Catalyst.

MARIA ELENA LAGOMASINO

Director since 2000                    Age: 57

Ms. Lagomasino is the Chief Executive Officer of Asset Management Advisors, LLC, an affiliate of Sun Trust Banks Inc. Prior to assuming this position in November 2005, Ms. Lagomasino was Chairman and Chief Executive Officer of JP Morgan Private Bank, a division of JP Morgan Chase & Co. from September 2001 to March 2005. Prior to assuming this position, Ms. Lagomasino was Managing Director at The Chase Manhattan Bank in charge of its Global Private Banking Group. Ms. Lagomasino had been with Chase Manhattan since 1983 in various positions in private banking. Prior to 1983 she was a Vice President at Citibank. She is a director of the Coca-Cola Company and a trustee of the Synergos Institute.

ANN S. MOORE

Director since 1993                    Age: 56

Mrs. Moore is Chairman and Chief Executive Officer of Time Inc. Prior to assuming this position in July 2002, Mrs. Moore was Executive Vice President of Time Inc. since September 2001, where she had executive responsibilities for a portfolio of magazines including Time, The Parenting Group, People, InStyle, Teen People, People en Español and Real Simple. Mrs. Moore joined Time Inc. in 1978 in Corporate Finance. Since then, she has held consumer marketing positions at Sports Illustrated, Fortune, Money and Discover, moving to general management of Sports Illustrated in 1983 and to publisher of People in 1991. She is also a director of the Wallace Foundation.

PAUL S. PRESSLER

Director since 2005                    Age: 50

Mr. Pressler was President and Chief Executive Officer of Gap, Inc. from September 2002 to January 2007. He also served on Gap, Inc.’s Board of Directors from October 2002 until January 2007. Prior to joining Gap, Inc., Mr. Pressler spent fifteen years with The Walt Disney Company where he was Chairman of the company’s Global Theme Park and Resorts Division. Mr. Pressler previously served as President of Disneyland, President of The Disney Stores and Senior Vice President of Consumer Products. Prior to Disney, he was Vice President of Marketing and Design for Kenner-Parker Toys. He serves on the Board of Big Brothers Big Sisters of America.

GARY M. RODKIN

Director Nominee                    Age: 54

Mr. Rodkin is the President and Chief Executive Officer of ConAgra Foods, Inc. Prior to assuming this position in October 2005, he was Chairman and Chief Executive Officer of PepsiCo Beverages and Foods North America (consumer products and manufacturing) from February 2003 to June 2005 and President and Chief Executive Officer of PepsiCo Beverages and Foods North America in 2002. Mr. Rodkin also served as President and Chief Executive Officer of Pepsi-Cola North America from 1999 to 2002, and President of Tropicana from 1995 to 1998.

PAULA STERN, PhD.

Director since 1997                    Age: 61

The Honorable Paula Stern is Chairwoman of The Stern Group, Inc., an international advisory firm in areas of business and government strategy established in 1988. She was Commissioner of the U.S. International Trade Commission from 1978 to 1986. Dr. Stern is a director of Hasbro, Inc. and Avaya, Inc. She is Vice-Chair of the Atlantic Council of the United States and serves on the Board of Trustees of the Committee for Economic Development and on the Advisory Council of Columbia University School of Social Work. She is also a member of Council on Foreign Relations, Inter-American Dialogue, Bretton Woods Committee, and the High level Advisory Group for the Global Subsidies Initiative of the International Institute for Sustainable Development.

LAWRENCE A. WEINBACH

Director since 1999                    Age: 67

Mr. Weinbach is a partner in Yankee Hill Capital Management LLC, a private equity firm. On January 31, 2006, he retired as Chairman of the Board of Unisys Corporation, a worldwide information services and technology company. Mr. Weinbach joined Unisys in September 1997 as Chairman, President and Chief Executive Officer. In January 2004, his title changed to Chairman and Chief Executive Officer and he held the position of Chairman from January 2005 until his retirement. He previously was Managing Partner–Chief Executive of Andersen Worldwide, a global professional services organization from 1989 to 1997 and had held various senior executive positions with Andersen for a number of years prior thereto. Mr. Weinbach is a director of UBS, AG and Quadra Realty Trust, Inc.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Company’s Board of Directors held eight meetings in 2006. The Board has the following regular standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance and Strategic Planning Committee. The charters of each Committee, the Company’s Corporate Governance Guidelines and the Company’s Code of Business Conduct and Ethics (which applies to the Company’s directors, officers and employees) are available on the Company’s investor website (www.avoninvestor.com) and in print to any shareholder upon request. Directors are expected to attend all meetings of the Board of Directors and the Board Committees on which they serve and to attend the Annual Meeting of Shareholders. No director attended less than 75% of the aggregate number of meetings of the Board and of each Board Committee on which he or she served. All directors attended the 2006 Annual Meeting. In addition to participation at Board and Committee meetings and the Annual Meeting of Shareholders, our directors discharge their duties throughout the year through communications with senior management regarding issues relating to the Company.

The non-management directors meet in regularly scheduled executive sessions, as needed, without the management directors or other members of management. On November 2, 2006, the Board, based on the recommendation of the Nominating and Corporate Governance Committee, appointed Stanley C. Gault to preside at all executive sessions of the Board. The Board reviews this appointment periodically and will also review the appointment following the 2007 Annual Meeting of Shareholders, as Mr. Gault will not be standing for re-election. In the absence of the presiding director from any executive session, the non-management directors will choose from among themselves one director to preside at such executive session. A shareholder or other interested party who wishes to communicate with the Board, the non-management directors as a group, the presiding director or any other individual director may do so by addressing the correspondence to that individual or group, c/o Corporate Secretary, Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105. All correspondence addressed to a director will be forwarded to that director.

The Committee memberships listed below were effective as of December 31, 2006.

Audit Committee

Current Members	Messrs. Weinbach (Chair), Cornwell and Fogarty and Ms. Lagomasino

Number of Meetings in 2006	Nine

Primary Responsibilities	The Company has a separately designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934. The Board has determined that Lawrence A. Weinbach, the Committee’s Chair, is qualified to be an “audit committee financial expert,” under the rules of the Securities and Exchange Commission and that he is independent as defined by the listing standards of the New York Stock Exchange. The Audit Committee assists the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, controls and disclosures, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent accountants and the performance of the Company’s internal audit function and its independent accountants. The Committee has the authority to conduct any investigation appropriate to fulfilling its purpose and responsibilities. The responsibilities of the Committee are set forth in the Committee’s charter and include: reviewing major issues regarding accounting principles and financial statement presentations; reviewing with management and the independent accountants the Company’s annual audited and quarterly financial statements; discussing generally with management the types of information to be disclosed in earnings press releases; the appointment, compensation, retention and oversight of the independent accountants; approving all audit and non-audit fees and services; and reviewing with management and the independent accountants the Company’s disclosure controls and procedures and its internal controls. The Committee’s charter is available on the Company’s investor website (www.avoninvestor.com) and was most recently revised as of December 1, 2004; any future revisions will be posted to the same location on our website. In addition, a separate report of the Audit Committee is set forth on page 56.

Compensation Committee

Current Members	Mrs. Moore (Chair), Messrs. Gault, Hassan and Pressler, and Ms. Lagomasino

Number of Meetings in 2006	Nine

Primary Responsibilities

The Compensation Committee is appointed by the Board to discharge the responsibilities of the Board relating to compensation of the Company’s executives. The responsibilities of the Compensation Committee are set forth in the Committee’s charter, which is attached as Appendix A to this Proxy Statement, and include: establishing the Company’s overall compensation and benefits philosophy; reviewing and approving the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, and recommending to the independent members of the Board the compensation of the Chief Executive Officer; determining and approving the compensation of all senior officers; approving grants of equity compensation awards under our stock plans, including the 2005 Stock Incentive Plan; approving or recommending for shareholder approval, as appropriate, all incentive compensation plans and equity-based plans; approving the adoption or amendment of certain employee benefit plans; and approving agreements with senior officers. The Committee is also charged with the responsibility of reviewing and discussing with management the Compensation Discussion and Analysis to be included in our proxy statement and, based on that review and discussion, determining whether to recommend to our Board of Directors inclusion of the Compensation Discussion and Analysis in the proxy statement.

The Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any action taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting. In addition, the Committee may delegate certain other responsibilities. As described on page 27 under “Administration of Equity Based Compensation Awards—Elements of Compensation—Compensation Discussion and Analysis,” the Committee has delegated to Ms. Jung as a director the authority to approve off-cycle stock option and stock-based grants to employees who are not Senior Officers. The full Committee, however, determines the aggregate amount, as well as the terms and conditions, of the off-cycle grants. A description of the external compensation consulting firm engaged by the Committee and scope of authority of the Committee is set forth on pages 22 and 23 under “External Compensation Consulting Firm—” and “Role of the Committee and Management—Compensation Discussion and Analysis.” The Committee’s charter is also available on the Company’s investor website (www.avoninvestor.com) and was most recently revised as of March 7, 2007; any future revisions will be posted to the same location on our website.

Nominating and Corporate Governance Committee

Current Members	Messrs. Gault (Chair) and Hassan, Mrs. Moore and Dr. Stern

Number of Meetings in 2006	Five

Primary Responsibilities	The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, consistent with criteria approved by the Board; recommends to the Board the candidates for directorships to be filled by the Board and director nominees to be proposed for election at the annual meeting of shareholders; develops and recommends to the Board a set of corporate governance principles applicable to the Company; monitors developments in corporate governance and makes recommendations to the Board regarding changes in governance policies and practices; reviews the Company’s management succession plans and oversees the evaluation of management; and oversees the evaluation of the Board, including conducting an annual evaluation of the performance of the Board and Board committees. The responsibilities of the Committee are set forth in the Committee’s charter and include: reviewing and recommending to the Board policies regarding the size and composition of the Board, qualifications and criteria for Board and committee membership, and the compensation of non-management directors; and establishing and reviewing the principles for the selection and performance review of the Chief Executive Officer. The Committee’s charter is available on the Company’s investor website (www.avoninvestor.com) and was most recently revised as of January 26, 2006; any future revisions will be posted to the same location on our website.

Finance and Strategic Planning Committee

Current Members	Messrs. Fogarty (Chair), Cornwell and Pressler and Dr. Stern

Number of Meetings in 2006	Nine

Primary Responsibilities	The Finance and Strategic Planning Committee assists the Board in fulfilling its responsibilities to oversee the financial management of the Company, including oversight of the Company’s capital structure and financing strategies, investment strategies, banking relationships and funding of the Company’s employee benefit plans, and the strategic management of the Company, including oversight of the Company’s plans with respect to possible acquisitions, divestitures or other strategic transactions. The responsibilities of the Committee are set forth in the Committee’s charter and include: reviewing with management on a timely basis significant financial matters of the Company, including matters relating to the Company’s capitalization, dividend policy and practices, credit ratings, cash flows, borrowing activities, investment of surplus funds and financial risk management; and reviewing with management the Company’s strategic planning process and procedures and its strategic plans. The Committee’s charter is available on the Company’s investor website (www.avoninvestor.com) and was most recently revised as of December 1, 2004; any future revisions will be posted to the same location on our website.

Director Independence

The Board of Directors assesses the independence of its members at least annually in accordance with the listing standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the regulations of the Securities and Exchange Commission, as well as the Company’s Corporate Governance Guidelines available on the Company’s investor website (www.avoninvestor.com). As part of its assessment of the independence of the non-management directors, the Board determines whether or not any such director has a material relationship with Avon, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with Avon. In making this determination, the Board broadly considers all relevant facts and circumstances and will consider this issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. This consideration will include: (i) the nature of the relationship; (ii) the significance of the relationship to Avon, the other organization and the individual director; (iii) whether or not the relationship is solely a business relationship in the ordinary course of Avon’s and the other organization’s businesses and does not afford the director any special benefits; and (iv) any commercial, industrial, banking, consulting, legal, accounting, charitable, familial and other relationships; provided, that ownership of a significant amount of Avon stock is not, by itself, a bar to independence. In assessing the independence of directors and the materiality of any relationship with Avon and the other organization, the Board has determined that a relationship in the ordinary course of business involving the sale, purchase or leasing of property or services will not be deemed material if the amounts involved, on an annual basis, do not exceed the greater of (i) $1,000,000 or (ii) one percent (1%) of Avon’s revenues or one percent (1%) of the revenues of the other organization involved.

The Company, as is common for major global consumer products companies, regularly advertises through various media, including television and magazines. Some of these advertisements may appear from time to time on television stations owned by or associated with Granite Broadcasting Corp., of which Mr. Cornwell is Chairman and Chief Executive Officer, or in magazines owned by Time Inc., of which Mrs. Moore is Chairman and Chief Executive Officer. In 2006, the aggregate cost of advertisements appearing on such television stations or in such magazines was not material to Avon nor was the associated revenue material to either Granite Broadcasting Corp. or Time Inc.

Based on the materiality standard described above, none of the relationships between the Company and Mrs. Moore or Mr. Cornwell, respectively, or any of the other non-management directors was material during 2006. The Board of Directors has concluded that each non-management director and Mr. Rodkin, a director nominee, is independent of the Company.

Director Nomination Process & Shareholder Nominations

As noted above, the Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined by the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

The Committee’s process for considering all candidates for election as directors, including shareholder-recommended candidates, is designed to ensure that the Committee fulfills its responsibility to recommend candidates that are properly qualified and are not serving any special interest groups, but rather the best interest of all of the shareholders.

Our Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee require that our directors possess the highest standards of personal and professional ethics, character and integrity and meet the standards set forth in our Corporate Governance Guidelines. In identifying candidates for membership on the Board, the Committee takes into account all factors it considers appropriate, consistent with criteria approved by the Board, which may include professional experience, knowledge, independence, diversity of backgrounds and the extent to which the candidate would fill a present or evolving need on the Board.

If there is a need for a new director because of an open position on the Board or because the Board has determined to increase the total number of directors, the Committee may retain a third-party search firm to locate candidates that meet the needs of the Board at that time. When a search firm is used, the firm typically provides information on a number of candidates, for review and discussion by the Committee. If appropriate, the Committee chair and some or all of the members of the Committee may interview potential candidates. If in these circumstances, the Committee determines that a potential candidate meets the needs of the Board, has the relevant qualifications, and meets the standards set forth in the Company’s Corporate Governance Guidelines, the Committee will vote to recommend to the Board the election of the candidate as a director. In connection with a third-party search firm candidate recommendation, the Committee reviewed the candidacy of, and the Board has nominated, Gary M. Rodkin for election as director, as set forth on page 4 under “Proposal 1—Election of Directors.”

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders if properly submitted to the Committee. Shareholders wishing to recommend persons for consideration by the Committee as nominees for election to the Board of Directors can do so by writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Avon Products, Inc., 1345 Avenue of the Americas, New York, New York 10105. Recommendations must include the proposed nominee’s name, detailed biographical data, work history, qualifications and corporate and charitable affiliations, as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Committee will then consider the candidate and the candidate’s qualifications using the criteria as set forth above. The Committee may discuss with the shareholder making the nomination the reasons for making the nomination and the qualifications of the candidate. The Committee may then interview the candidate and may also use the services of a search firm to provide additional information about the candidate prior to making a recommendation to the Board.

In addition, shareholders of record may nominate candidates for election to the Board by following the procedures set forth in our By-Laws. Information regarding these procedures for nominations by shareholders will be provided upon request to the Corporate Secretary of the Company.

Board Policy Regarding Voting for Directors

The Company has a corporate governance guideline whereby any nominee for director who receives a greater number of votes “withheld” than votes “for” his or her election in an uncontested election of directors will promptly tender his or her resignation to the Chairman of the Board for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation. The Nominating and Corporate Governance Committee will consider all factors deemed relevant by its members including, without limitation, the stated reasons why shareholders “withheld” votes, the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Company, and the Company’s Corporate Governance Guidelines. The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting where the election occurred, and the Company will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered. The above is set forth in the Company’s Corporate Governance Guidelines, which are available on the Company’s investor website (www.avoninvestor.com).

As described on page 59 under “Proposal 3—Approval of Amendments to the Company’s Restated Certificate of Incorporation and By-Laws to Implement the Adoption of a Majority Vote Standard and to Eliminate Cumulative Voting in the Election of Directors,” the Board of Directors is recommending that the shareholders approve amendments to the Company’s Restated Certificate of Incorporation and By-Laws in order to eliminate plurality voting in uncontested elections of directors and to require that a nominee for director in an uncontested election receive a majority of the votes cast with respect to such director’s election in order to be elected to the Board. Furthermore, the Board is recommending the elimination of cumulative voting, which the Board believes is incompatible with the adoption of a majority voting standard. If these amendments are approved by the shareholders, the Company will also amend its Corporate Governance Guidelines and Nominating and Corporate Governance Committee charter to reflect the majority vote standard and the elimination of cumulative voting as described under Proposal 3.

Director Compensation

Information regarding director compensation is set forth on page 53 under “Director Compensation.”

Certain Legal Proceedings

In August 2005, a shareholder derivative complaint was filed in the United States District Court for the Southern District of New York, purportedly brought on behalf of Avon entitled Robert L. Garber, derivatively on behalf of Avon Products, Inc. v. Andrea Jung et al. as defendants, and Avon Products, Inc. as nominal defendant. An amended complaint was filed in this action in December 2005 in the United States District Court for the Southern District of New York (Master File Number 05-CV-06803) under the caption In re Avon Products, Inc. Securities Litigation naming certain of our officers and directors. The amended complaint alleges that defendants’ violations of state law, including breaches of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment, between February 2004 and the present, have caused losses to Avon. In February 2006, we filed a motion to dismiss the amended complaint, asserting, among other things, that it failed to state a claim upon which relief may be granted, and the plaintiffs have opposed that motion.

Compensation Committee Interlocks and Insider Participation

No member of our Board’s Compensation Committee, each of whom is listed under “Compensation Committee Report” on page 21, has served as one of our officers or employees at any time. None of our executive officers served during 2006 as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

EXECUTIVE OFFICERS

The executive officers of the Company as of the date hereof are listed below. Executive officers are generally designated by the Board of Directors at its first meeting following the Annual Meeting of Shareholders. Each executive officer holds office until the first meeting of the Board of Directors following the next Annual Meeting of Shareholders at which Directors are elected, or until his or her successor is elected, except in the event of death, resignation or removal or the earlier termination of his or her term of office. The Board of Directors designated the Company’s executive officers in May 2006.

Name	Title	Age	Year Designated Executive Officer
Andrea Jung	Chairman and Chief Executive Officer	48	1997

Brian C. Connolly	Executive Vice President, Global Sales	51	2002

Charles W. Cramb	Executive Vice President, Finance and Technology and Chief Financial Officer	60	2005

Elizabeth Smith	Executive Vice President, President North America and Global Marketing	43	2005

Lucien Alziari	Senior Vice President, Human Resources	47	2004

Bennett R. Gallina	Senior Vice President, China, Western Europe, the Middle East and Africa	52	2006

Charles M. Herington	Senior Vice President, Latin America	47	2006

John Philip Higson	Senior Vice President, Central and Eastern Europe	48	2006

Gilbert L. Klemann, II	Senior Vice President and General Counsel	56	2001

John F. Owen	Senior Vice President, Global Supply Chain	49	2006

James C. Wei	Senior Vice President, Asia Pacific	49	2006

Richard S. Foggio	Group Vice President and Corporate Controller	47	2006

Andrea Jung was elected as Avon’s Chairman of the Board of Directors and Chief Executive Officer effective September 2001, having previously served as Chief Executive Officer since November 1999. Ms. Jung has been a member of the Board of Directors since January 1998 and was President from January 1998 to January 2001 and Chief Operating Officer from July 1998 to November 1999. She was elected an Executive Vice President of Avon in March 1997 concurrently continuing as President, Global Marketing, a position she held from July 1996 to the end of 1997. Ms. Jung joined Avon in January 1994 as President, Product Marketing for Avon U.S. Previously, she was Executive Vice President for Neiman Marcus and a Senior Vice President for I. Magnin. Ms. Jung is a director of the General Electric Company. She is a member of the N.Y. Presbyterian Hospital Board of Trustees, a member and former Chairman of the Board of Directors of the Cosmetic, Toiletry and Fragrance Association (CTFA) and a director of Catalyst.

Brian C. Connolly has been Avon’s Executive Vice President, Global Sales since September 2005. Prior to that, Mr. Connolly was Executive Vice President and President, North America from 2003 to 2005, Senior Vice President and President, North America from 2001 to 2003, President of Avon U.S. from 2000 to 2001 and Senior Vice President of Sales and Operations for Avon U.S. from 1999 to 2000. Previously, Mr. Connolly was Group Vice President of Sales and Customer Service for Avon U.S. from 1998 to 1999 and Group Vice

President-Sales for Avon U.S. from 1997 to 1998 and, before that, held various positions in sales and finance since joining Avon in 1978.

Charles W. Cramb joined Avon as Executive Vice President, Finance and Technology, and Chief Financial Officer, in November 2005. Prior to that, Mr. Cramb was Senior Vice President, Finance and Chief Financial Officer of The Gillette Company from 1997 to 2005. Previously, he was with The Gillette Company as Vice President and Corporate Controller from 1995 to 1997 and, prior to that, he held various positions within finance of ascending responsibility during his 35 years at the company. Mr. Cramb is a director of Idenix Pharmaceuticals, Inc. and Tenneco Inc.

Elizabeth Smith has been Avon’s Executive Vice President, President North America and Global Marketing since September 2005 and, prior to that, she served as Avon’s Executive Vice President and Brand President since joining Avon in January 2005. Prior to joining Avon, she was with Kraft Foods, Inc. as Group Vice President and President U.S. Beverages and Grocery Sectors from January 2004 to November 2004. Before that she was Group Vice President, Kraft Foods, Inc. and President, U.S. Beverage, Desserts and Cereal from October 2002 to January 2004, and Executive Vice President and General Manager of the Beverage Division from September 2000 to October 2002. Prior to that, she was with Kraft Foods, Inc. as Vice President, Beverage and Desserts Division, from February 2000 to September 2000, and Director of Strategy and New Business Development, Beverage and Desserts Division, from February 1999 to February 2000. Ms. Smith is a director of Carter’s Inc.

Lucien Alziari joined Avon as Senior Vice President, Human Resources in September 2004. Prior to joining Avon, he was Chief Human Resources Officer for PepsiCo’s Corporate Division from 2003 to 2004. Prior to that, Mr. Alziari was Vice President, Staffing and Executive Development from 2000 to 2003, Vice President, Corporate Human Resources from 1998 to 2000, and Vice President, Human Resources for the Middle East, Pakistan and Africa from 1994 to 1997.

Bennett R. Gallina has been Avon’s Senior Vice President, China, Western Europe, the Middle East and Africa since November 2005 and, prior to that, was Senior Vice President and President, Asia Pacific from 2004 to 2005, Senior Vice President, Global Operations from 2000 to 2004, President of Avon Canada from 1998 to 2000 and held various positions in finance since joining Avon in 1977.

Charles M. Herington joined Avon as Senior Vice President, Latin America in March 2006. Prior to joining Avon, Mr. Herington was President and Chief Executive Officer of America Online Latin America from 1999 to February 2006. On June 23, 2005, America Online Latin America filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Prior to joining America Online Latin America, Mr. Herington served as President of Revlon Latin America. From 1990 to 1997, Mr. Herington held executive positions with PepsiCo Restaurants International, serving most recently from 1995 to 1997 as Division President of Kentucky Fried Chicken, Pizza Hut and Taco Bell of South America, Central America and the Caribbean. He also held several positions in management and marketing with Procter & Gamble in Canada, Puerto Rico and Mexico during the 10 years prior to his association with PepsiCo. Mr. Herington is a director of ADVO, Inc., NII Holdings, Inc. (formerly Nextel International) and Molson-Coors.

John Philip Higson has been Avon’s Senior Vice President, Central and Eastern Europe since December 2005 and, prior to that, was Area Vice President, Central and Eastern Europe from 2002 to 2005 and, additionally during that period, was General Manager, Avon Poland from 2003 to 2005 and head of Global Sales Development from 1999 to 2002. Before that, he held various positions since joining Avon in 1985.

Gilbert L. Klemann, II has been Avon’s Senior Vice President and General Counsel of Avon since January 2001, and was also Secretary from June 2001 until January 2005. Prior to joining Avon, he was an Executive Vice President of Fortune Brands, Inc. (formerly American Brands, Inc.) from 1998 to 1999 with responsibilities that included corporate development, legal and administrative functions. He was the Senior Vice President and

General Counsel of American Brands, Inc. during the period 1991 to 1997 and previously was a partner in the New York law firm of Chadbourne & Parke LLP. Mr. Klemann is a director of Alliance One International, Inc. and North American Galvanizing & Coatings, Inc.

John F. Owen has been Avon’s Senior Vice President, Global Supply Chain since December 2005 and, prior to that, was Senior Vice President and President, Europe, Middle East & Africa from 2004 to 2005, Senior Vice President, Business Transformation from 2002 to 2004, Group Vice President, Global Finance from 2000 to 2002, Vice President, Finance North America from 1997 to 2000 and held various positions in finance since joining Avon in 1980.

James C. Wei has been Avon’s Senior Vice President, Asia Pacific since November 2005 and, prior to that, was Vice President, New Markets and Strategic Planning, Asia Pacific from 2004 to 2005 and Regional Vice President, Strategic Planning, Asia Pacific from 2003 to 2004. Before joining Avon in 2003, Mr. Wei was the Vice President and General Manager of Procter & Gamble Health and Beauty Care, GBU, Greater China from 1999 to 2003 and, before that, held various positions in general management and marketing with Procter & Gamble in his 19 years there.

Richard S. Foggio has been Avon’s Group Vice President and Corporate Controller since January 2006 and, prior to that, was Group Vice President, Global Finance from 2002 to 2004 and Vice President, Global Finance from 2000 to 2002. Prior to 2000, Mr. Foggio held various positions in finance at Avon including Assistant Treasurer—International, and Finance Director for the Americas Region since joining Avon in 1987. Prior to joining Avon, Mr. Foggio held various strategy and financial positions at CBS, Inc. and American Can Co.

OWNERSHIP OF SHARES

The following table sets forth certain information as of March 15, 2007 regarding the beneficial ownership of Avon’s common stock by each director and director nominee of Avon, each named executive officer (as defined in the introduction to the “Summary Compensation Table” on page 30), and all directors and executive officers of Avon as a group. The table also shows information for holders of more than five percent of the outstanding shares of Common Stock, as set forth in recent filings with the Securities and Exchange Commission. All shares shown in the table reflect sole voting and investment power except as otherwise noted.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Capital Research and Management Company (1)	58,570,700	13.2%
FMR Corp. (2)	49,798,712	11.2%
Dodge & Cox (3)	23,613,295	5.3%
Brian Connolly (7) (8) (10)	402,659	*
W. Don Cornwell (4) (5) (6)	39,444	*
Charles W. Cramb (7) (8) (10)	80,919	*
Edward T. Fogarty (4) (5)	110,388	*
Stanley C. Gault (4) (5)	418,024	*
Fred Hassan (4) (5) (9)	86,560	*
Andrea Jung (7) (8) (10)	3,087,932	*
Susan J. Kropf (7) (8) (10)	1,509,733	*
Maria Elena Lagomasino (4) (5)	57,900	*
Ann S. Moore (4) (5) (6) (9)	95,704	*
Paul S. Pressler (4) (5)	17,116	*
Gary M. Rodkin	0	*
Elizabeth Smith (7) (8) (10)	100,327	*
Paula Stern (4) (5)	37,480	*
Lawrence A. Weinbach (4) (5)	67,560	*
All 22 directors and executive officers as a group (8) (11)	7,389,440	*

*	Indicates less than 1% of the outstanding shares, inclusive of shares that may be acquired within 60 days of March 15, 2007 through the exercise of stock options.

(1)	In its Schedule 13G/A filed on February 12, 2007 with the Securities and Exchange Commission, Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, reported the beneficial ownership of 58,570,700 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research and Management Company reported that it had sole voting power with respect to 20,830,700 shares, shared voting power with respect to no shares, sole dispositive power with respect to 58,570,700 shares and shared dispositive power with respect to no shares. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.

(2)	In its Schedule 13G/A filed on February 14, 2007 with the Securities and Exchange Commission, FMR Corp. reported the beneficial ownership of 49,798,712 shares on behalf of certain of its subsidiaries and Fidelity International Limited. Most shares are held by its subsidiary, Fidelity Management & Research Company, as a result of acting as investment adviser to various companies registered under Section 8 of the Investment Company Act of 1940. FMR Corp. reported that it had sole voting power with respect to 2,823,175 shares, shared voting power with respect to no shares, sole dispositive power with respect to 49,798,712 shares and shared dispositive power with respect to no shares. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)

In its Schedule 13G filed on February 13, 2006 with the Securities and Exchange Commission, Dodge & Cox, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, reported the beneficial ownership of 23,613,295 shares, which are owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act of 1940 and/or employee benefit plans, pension funds, endowment funds or other institutional clients. Dodge & Cox reported that it had sole voting power with respect to 22,261,795 shares, shared voting power with respect to 205,600 shares, sole dispositive power with respect to 23,613,295 shares and shared dispositive power with respect to no shares. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104.

(4)	Includes, for each indicated non-management director, restricted shares that have been granted as part of his or her annual retainer compensation, as follows: Mr. Cornwell, 7,044 shares; Mr. Fogarty, 13,480 shares; Mr. Gault, 13,480 shares; Mr. Hassan, 10,560 shares; Ms. Lagomasino, 8,300 shares; Mrs. Moore, 13,480 shares; Mr. Pressler, 4,116 shares; Dr. Stern, 13,480 shares; and Mr. Weinbach, 10,560 shares. Also includes additional restricted shares granted to certain non-management directors upon the discontinuance in 1997 of the Directors’ Retirement Plan, as follows: Mr. Fogarty, 4,408 shares; Mr. Gault, 22,544 shares; and Mrs. Moore, 9,624 shares. For all such restricted shares, the director has sole voting but no investment power.

(5)	Includes, for each indicated non-management director, shares which he or she has the right to acquire within 60 days of March 15, 2007 through the exercise of stock options, as follows: Mr. Cornwell, 32,000 shares; Mr. Fogarty, 64,000 shares; Mr. Gault, 256,000 shares; Mr. Hassan, 56,000 shares; Ms. Lagomasino, 44,000 shares; Mrs. Moore, 64,000 shares; Mr. Pressler, 8,000 shares; Dr. Stern, 24,000 shares; and Mr. Weinbach, 56,000 shares.

(6)	Includes, with respect to Mr. Cornwell, 200 shares held in the name of a family member as to which he disclaims beneficial ownership. Includes, as to Mrs. Moore, 400 shares held in the names of family members as to which she disclaims beneficial ownership.

(7)	Includes, for each named executive officer, shares which he or she has the right to acquire within 60 days of March 15, 2007 through the exercise of stock options, as follows: Mr. Connolly, 370,086 shares; Mr. Cramb, 70,597 shares; Ms. Jung, 2,862,932 shares; Mrs. Kropf, 1,263,148 shares; and Ms. Smith, 98,700 shares. Includes, for Ms. Jung, 84,862 shares pledged as security.

(8)	The table above excludes, for each named executive officer, and the directors and executive officers as a group, restricted stock units because restricted stock units do not afford the holder of such units voting or investment power. As of March 15, 2007, Mr. Connolly held 24,260 restricted stock units, Mr. Cramb held 133,991 restricted stock units, Ms. Jung held 346,920 restricted stock units, Mrs. Kropf held 39,536 restricted stock units which vested upon her retirement on December 31, 2006 but will not be settled until March 2009 (as described under “Option Exercises and Stock Vested—Executive Compensation” on page 37), Ms. Smith held 201,182 restricted stock units, and the directors and executive officers as a group (including Mrs. Kropf who was a named executive officer during 2006 but retired from the Company effective December 31, 2006) held 1,009,266 restricted stock units. In addition, the table above excludes, for each named executive officer, and the directors and officers as a group, deferred stock units because deferred stock units do not afford the holder of such units voting or investment power. As of March 15, 2007, Mr. Connolly held 38,000 deferred stock units, Ms. Jung held 140,000 deferred stock units, and the directors and executive officers as a group (including Mrs. Kropf who was a named executive officer during 2006 but retired from the Company effective December 31, 2006) held 208,000 deferred stock units.

(9)	Mr. Hassan shares voting and investment power with his spouse as to 20,000 of his shares. Mrs. Moore shares voting and investment power with her spouse as to 8,200 of her shares.

(10)	Includes, for each named executive officer, shares held in the Avon Personal Savings Account Plan (401(k) Plan), as follows: Mr. Connolly, 19,436 shares; Mr. Cramb, 2,322 shares; Ms. Jung, 4,791 shares; Mrs. Kropf, 7,033 shares; and Ms. Smith, 1,627 shares. The trustee of the 401(k) Plan will vote the shares in accordance with the instructions provided to the trustee.

(11)	The table above provides beneficial ownership information as a group for all of the Company’s directors and executive officers as of March 15, 2007 as well as Mrs. Kropf, who was a named executive officer during 2006 but retired from the Company effective December 31, 2006. Includes 600 shares as to which such directors and executive officers as a group disclaim beneficial ownership. Includes 28,200 shares as to which beneficial ownership was shared with others and 6,480,937 shares which such directors and executive officers as a group have a right to acquire within 60 days of March 15, 2007 through the exercise of stock options. Includes 53,116 shares held by executive officers in the 401(k) Plan as to which the trustee of the 401(k) Plan will vote in accordance with the instructions provided to the trustee.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Related Persons

There have been no related person transactions required to be reported since the beginning of 2006.

Policies and Procedures for Related Person Transactions

The Company has policies and procedures for the review, approval and ratification of “related person” transactions as defined under the rules and regulations of the Securities Exchange Act of 1934.

The Company’s Code of Business Conduct and Ethics, which is available on the Company’s investor website (www.avoninvestor.com), prohibits all conflicts of interest. Under the Code, conflicts of interest occur when private or family interests interfere in any way, or even appear to interfere, with the interests of the Company. The Company’s prohibition on conflicts of interest under the Code includes any related person transaction.

The Company’s compliance committee, which was established by the Board of Directors and includes members of the Company’s senior management, initially reviews all actual or apparent conflicts of interest, or potential conflicts of interest, under the Code. However, under the written charter of the committee, any conflicts of interest that are related person transactions must be forwarded, with a recommendation of how to proceed, to the Board of Directors for review, approval or ratification of the transaction. The Board of Directors shall consider any related person transactions, including the recommendation from the compliance committee, in a manner that best serves the interests of the Company and its shareholders. Any approval or ratification of a related person transaction that requires a waiver of the Code by the Board of Directors shall be disclosed as required.

The Company has multiple processes for reporting conflicts of interests, including related person transactions, to the compliance committee. Under the Code, all employees are required to report any actual or apparent conflict of interest, or potential conflict of interest, to the compliance committee. The Company also annually distributes a questionnaire to its executive officers and members of the Board of Directors requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests, which information is then reviewed for any conflicts of interest under the Code. In addition, the Company’s global internal audit function has processes in place, under its written procedure policies, to identify potential conflicts of interest and report them to the compliance committee. One process is its periodic survey of employees, including executive officers, which asks specific questions regarding potential conflicts of interest under the Code, and requires certification of compliance with the Code. The global internal audit function also periodically surveys the Company’s global finance function, including accounts payable, for any amounts paid to any member of the Board of Directors, executive officer or 5% shareholder of the Company, and certain of such persons’ affiliates. Accounts payable then produces a report of any amounts paid to any such persons, which is then reviewed for any potential conflicts of interest under the Code.

The Company also has other policies and procedures to prevent conflicts of interest, including related person transactions. For example, the Company’s Corporate Governance Guidelines, which are available on the Company’s investor website (www.avoninvestor.com), require that the Board of Directors assess the independence of its non-management directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with the Company, either directly or indirectly, as defined therein and as further described under “Director Independence—Information Concerning the Board of Directors” on page 11. In addition, the Company maintains a number of controls and procedures, including a written global policy, for the proper review and approval of contracts and other financial commitments.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006 regarding the Company’s equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	25,703,778	(2)	$31.56	(2)	28,331,275	(3)
Equity compensation plans not approved by security holders	0		N/A		0
Total	25,703,778		$31.56		28,331,275

(1)	These plans are the Company’s 1993 Stock Incentive Plan, the 2000 Stock Incentive Plan and the 2005 Stock Incentive Plan.

(2)	Excludes stock appreciation rights (SARs) of which 134,265 were outstanding as of December 31, 2006.

(3)	As of December 31, 2006, 25,919,515 shares remained available for issuance under the 2005 Stock Incentive Plan, which permits grants of stock options, shares of restricted stock, restricted stock units, performance and other stock units, and SARs. Of the 25,919,515 shares, 6,639,531 shares remained available for awards of stock and stock units as of December 31, 2006. Although 1,327,592 and 1,084,168 shares remain available for issuance under the 2000 Stock Incentive Plan and 1993 Stock Incentive Plan, respectively, no additional stock options or other stock awards will be granted under those plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and greater than 10% shareholders to file certain reports with respect to beneficial ownership of the Company’s equity securities. Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during 2006 all Section 16 reports that were required to be filed were filed on a timely basis.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2006. Based upon such review and discussions, the members of the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis for the year ended December 31, 2006 be included in the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission.

Members of the Compensation Committee

Ann S. Moore, Chair Stanley C. Gault Fred Hassan Maria Elena Lagomasino Paul S. Pressler

March 7, 2007

Compensation Discussion and Analysis

Business and Company Environment

In November 2005, we announced a multi-year four-point turnaround plan to restore sustainable growth. The four-point turnaround plan includes (i) committing to brand competitiveness, (ii) winning with commercial edge by more effectively utilizing pricing and promotion, expanding our Sales Leadership program and improving the service provided to our Representatives, (iii) elevating organization effectiveness by redesigning our structure to eliminate layers of management to take full advantage of our global scale and size, and (iv) transforming the cost structure so that our costs are aligned to our revenue growth and remain so. A significant portion of this initiative, which includes an organizational realignment to bring senior management closer to operations, was undertaken during 2006.

To support the turnaround plan and strengthen the linkage between incentive compensation and business performance, we reassessed our compensation strategy and the design of our executive compensation programs in 2006 and made the following adjustments:

•	Simplified the measures under our annual incentive plan, in order to increase clarity and motivation;

•	Dedicated a component of the long-term compensation program for Senior Officers to restricted stock units, designed in large part to retain them;

•	Attached financial performance hurdles to the grant of restricted stock units made to the Chief Executive Officer (CEO); and

•	Introduced a new Turnaround Incentive Plan for senior executives.

These initiatives are described in more detail below.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain, motivate and reward the key talent responsible for the Company’s long-term success, to reward executives for achieving both financial and strategic Company goals and to support the Company’s overall business strategy. The guiding principles used in the design of the program are:

•

Target total compensation levels must be competitive with the compensation practices of other leading beauty and consumer products companies and actual compensation levels commensurate with relative shareholder returns and financial performance.

•	Compensation should be “pay-for-performance” such that individual compensation awards are tied to Company, business unit and individual performance.

•

Compensation programs must be designed to balance short-term and long-term financial and strategic objectives that reward both team and overall Company performance on an annual basis as well as reward for building shareholder value over a multi-year period.

•

Overall executive compensation levels (base salary and annual and long-term incentive compensation) are targeted at the median of the market. Compensation levels for sustained top performers are targeted at the 75th percentile of market. Management limits the number of executives who may receive a “top performer” rating in any given year.

External Compensation Consulting Firm

The Compensation Committee has engaged an external executive compensation consulting firm, Mercer HR Consulting, to advise it on matters including, but not limited to, annual adjustments to Senior Officer pay levels, market practices regarding incentive plan design, and employment contracts, among other matters. The Compensation Committee has the sole authority to continue or terminate its relationship with Mercer.

For alignment and consistency purposes, the Committee’s external consultant also provides recommendations to management on annual adjustments to base salary and incentive plan structures for executives below the Senior Officer level and may advise management on other matters which are aligned with the Committee’s decisions, as they arise. In addition, other Mercer offices and consultants work with the Company around the world on various compensation and benefit issues. The Company also works with consultants at Towers Perrin, Hewitt Associates and Watson Wyatt, among others, on compensation and benefits issues.

The Role of the Committee and Management

The Compensation Committee approves all compensation decisions which affect our Senior Officers. Senior Officers include officers at or above the level of Senior Vice President, and an additional officer covered by Rule 16a-1(f) under the Securities Exchange Act of 1934. In addition, the Committee recommends any adjustments to the CEO’s compensation package to the full Board of Directors for approval.

On an annual basis, the Committee works closely with our senior human resource executives and its external compensation consultant to review competitive practices and pay ranges which impact the Senior Officer group and adjust the base salary and target incentive ranges based on the competitive review; make significant compensation policy changes for executives and changes to the benefits program; and review various internal policies and procedures including those related to equity awards (such as stock option grants). After considering the market data and relative internal contributions, the CEO makes individual compensation recommendations to the Committee for Senior Officers for the Committee’s review and approval, including the named executive officers. These individual compensation recommendations include merit increases, annual incentive payouts, long-term incentive awards and composition of such awards, and other compensation awards as they may arise. In addition, for each Senior Officer, the Committee reviews retirement and savings accounts, the value of perquisites, and deferred compensation account balances as part of this annual review.

The Compensation Committee establishes performance objectives for the CEO each year. The attainment of these performance objectives is then evaluated at year-end by the Committee in part to determine the CEO’s annual incentive compensation payout. The Company’s senior human resource executives work with the Committee’s external executive compensation consultant to recommend any adjustments to the compensation structure and level of pay for the CEO. For our other Senior Officers, the CEO establishes annual individual performance objectives and assesses performance against these objectives. These individual performance assessments are a determining factor in annual merit increases, annual incentive opportunities and payouts, and long-term incentive grant sizes, as described above.

The Committee at all times has direct access to any of our officers or employees. Executives do not recommend or determine any element of their own compensation packages.

Annual Executive Compensation Review

Compensation levels and practices are assessed each year primarily against a peer group of 12 beauty and consumer goods companies. This group of peer companies was selected based on the fact that the Company competes with these organizations for employees, customers and shareholders. These companies are generally similar to Avon in terms of their consumer products orientation, size, and global scale. This group differs from the Industry Composite group included in the Stock Performance Graph in our annual report on Form 10-K, as the Committee believes that the peers listed below better represent the market with which we compete for executive talent. For 2006, our compensation peer group was comprised of:

•	Campbell Soup

•	Clorox

•	Colgate-Palmolive

•	Estée Lauder

•	General Mills

•	H.J. Heinz

•	Hershey Foods

•	Kellogg

•	Kimberly Clark

•	Procter & Gamble

•	Revlon

•	Sara Lee

When benchmarking executive pay levels and compensation practices, comparisons are also made to other consumer goods organizations with annual revenues ranging between approximately $6 and $10 billion, as reflected in compensation surveys published by several different major executive compensation consulting firms. These surveys include Mercer’s Executive Compensation and Consumer Goods surveys, the Towers Perrin Executive Compensation Database, the Watson Wyatt Top Management Compensation Survey, and the Hewitt Total Compensation Measurement Survey. (Herein, “market” is used to refer to peer group data, where available, and otherwise to aggregate information on consumer goods organizations.)

To achieve our compensation philosophy and objectives, we allocate compensation between fixed and variable, and short-term and long-term incentive compensation consistent with market practice. In July 2006, the Committee’s external consultant reviewed the overall mix of pay and structure of the incentive plans, in comparison to market, with the full Board of Directors. It was determined at that time that the portion of compensation allocated to base salary, target annual incentive and target long-term incentives is consistent with the market.

For each Senior Officer, the Committee reviews both the compensation structure (salary and incentive ranges) and individual salary and annual and long-term incentive compensation levels against market data and makes adjustments as appropriate.

Elements of Compensation

The Company’s executive compensation program is composed of the following elements:

•	Base salary;

•	Annual incentive; and

•

Long-term incentives, which for the named executive officers include restricted stock units, stock options, and cash awards under the Turnaround Incentive Plan. A performance cash plan is also a component of the long-term incentive program, although no payout is expected under this plan as described further on page 27 under “2005-2007 Performance Cash Plan.”

We target a pay mix for our named executive officers of approximately 25% in base salary, 20% in annual incentive, and 55% in long-term incentives, on average.

In addition, we provide a competitive benefits and perquisites program as outlined below.

Base Salary

We pay competitive base salaries to the named executive officers in order to compensate them for their contributions based on job responsibilities and individual performance. The midpoints of the salary ranges for executives are set at the median of market. Annual salary increases, normally effective April 1, are based on the Company’s overall salary increase budget, market comparisons and individual performance. Ms. Jung and Ms. Smith did not receive salary increases during 2006 because we believed that their base pay levels were appropriately aligned with the market. Mr. Cramb’s salary was set pursuant to his employment offer letter agreement as described under “Potential Payments Upon Termination of Employment or Change-in-Control” on page 47. Mr. Connolly received a merit increase of approximately 5% for internal and external market adjustment purposes. Mrs. Kropf did not receive a salary increase in 2006 due to her pending retirement.

Annual Incentive Plan

In 2003, the shareholders approved the Executive Incentive Plan (EIP), which is intended to comply with Section 162(m) of the Internal Revenue Code so that we can take a tax deduction for executive compensation paid pursuant to the EIP to certain officers earning in excess of $1 million. Each of our named executive officers participated in the annual incentive program under the EIP for 2006.

The EIP is intended to motivate and reward participants for meeting or exceeding the Company’s annual financial goals. Incentives are payable based on the degree of attainment of pre-established performance levels as set by the Compensation Committee. Target awards under the EIP are set as a percentage of base salary (within the applicable range for the position level), but not less than the level set forth in the executive’s employment agreement. Payouts can range from 0% to 200% of the target award, depending on achievement of financial results. See “Grants of Plan-Based Awards” on page 33 for specific opportunities for each named executive officer.

Performance under the EIP is measured at the global and individual level and, as appropriate, participants may also have a portion measured at the regional level. For 2006, the financial performance measures set at the beginning of the year under the EIP were revenue and operating profit. These measures were selected based on management’s belief that they are the strongest indicators of success for the Company. We believe that the Company sets “stretch” goals under the EIP, based on the pay-for-performance history under the program. Over the last 6 years, EIP bonuses have been approximately 93% of the target award on average. In years when the Company performed in the upper quartile of its peers, on average, on revenue growth, EPS growth, and total shareholder return, EIP bonuses ranged from 90% to 120% of the target award. In addition, in 2006 the Company awarded no payout under the EIP for 2005 performance despite growth in revenue and operating profit, as financial goals established under the plan were not met. For each of the named executive officers, other than Ms. Smith, global revenue and operating profit each account for 50% of the total opportunity. Ms. Smith’s total opportunity was divided equally among global revenue, global operating profit, regional (North America) revenue, and regional operating profit.

Under the EIP, the Committee has discretion to adjust awards on a downward basis only, including to reflect individual performance. The CEO assesses each named executive officer’s individual performance during the year and then makes a recommendation to the Compensation Committee. The Committee assesses the CEO’s performance and makes a recommendation to the full Board.

In 2006, the Company’s performance exceeded the pre-determined financial goals under the EIP for 2006. As a result, in January 2007, the Committee approved bonuses above the target award amounts for each named executive officer, although it exercised its discretion and adjusted each named executive officer’s potential award downward. As part of her decision to retire from the Company, the Compensation Committee approved an amendment to Mrs. Kropf’s 2006 EIP award, such that she was guaranteed a minimum award equal to her target award, payable on December 31, 2006. In light of the Company’s above-target performance, Mrs. Kropf was paid an additional 25% of her target award in February 2007, at the same time that other employees received their award.

Long-Term Incentive Compensation

Our long-term incentive program includes equity-based and cash-based incentives.

For the Senior Officer group, equity-based compensation (as opposed to cash incentives) comprises a larger portion of their total long-term incentive compensation package than is typical in the market. Although we have historically used primarily stock options, our 2006 grants were comprised of 50% stock options and 50% restricted stock units. We introduced restricted stock units, in part, to assist us in retaining key talent during the turnaround. These restricted stock units are subject to a three year cliff vesting schedule. Stock options remain an important part of our long-term compensation package as they reward our executives only when shareholders are rewarded through an appreciation in stock price. The emphasis on equity-based compensation closely aligns the interests of the Senior Officers with the Company’s shareholders.

Through our Turnaround Incentive Plan, we offer senior executives, including the named executive officers, the opportunity to earn cash awards based upon the achievement of goals supporting our turnaround objectives.

Equity Based Compensation (Non-CEO)

The principal purpose of the equity-based compensation program is to provide competitive incentive compensation opportunities to management that are linked to increases in shareholder value derived from appreciation in our stock price. During 2006, the Compensation Committee granted stock options and restricted stock units to each of the named executive officers pursuant to our shareholder approved 2005 Stock Incentive Plan. The Company offered a choice between stock options and restricted stock units for all eligible employees below the Senior Officer level. Senior Officers, including the named executive officers, were not provided with a choice and were awarded 50% of their equity grant in the form of stock options and 50% in the form of restricted stock units. A description of the CEO award is set forth below under “Equity Based Compensation (CEO).”

In determining the level of equity-based incentive compensation to grant each Senior Officer, the Compensation Committee considers the range appropriate to the executive’s level, in combination with individual performance and potential future individual contributions to the growth and development of the Company. Equity-based compensation ranges are determined and adjusted annually, as appropriate, based upon market data. In calculating the number of stock options and restricted stock units, the Company uses a ratio of 3.5 stock options to 1.0 restricted stock unit.

Stock options are granted for a term of ten years and vest in equal one-third portions over three years, with the first third becoming exercisable on the first anniversary of the grant date. We use nonqualified stock options so that the Company receives a tax deduction upon exercise of the option. The awards of restricted stock units made to named executive officers during 2006 vest on the third anniversary of the date of grant (except for Ms. Smith’s July grant, which vests ratably over the same three-year period). Dividend equivalents on restricted stock units are paid to the same extent as those paid on our unrestricted stock.

As previously disclosed, the 2006 restricted stock unit award for Mrs. Kropf was amended by the Compensation Committee in 2006 so that it became fully vested upon her retirement. The portion of the restricted stock unit award attributable to the period from the date of grant to date of retirement (9/36ths) became payable upon her retirement in accordance with the original award agreement while the remainder will be payable on March 31, 2009, the original vesting date. See “Option Exercises and Stock Vested” on page 37.

In 2007, each named executive officer’s annual long-term incentive award will be “at risk.” Therefore, the annual grant of restricted stock units granted in 2007 will vest based upon the attainment of revenue and operating profit goals over the period 2007-2009, similar to Ms. Jung’s performance-based restricted stock units described below.

Equity Based Compensation (CEO)

In order to place the entire long-term incentive award for the CEO “at risk” and increase the performance-based nature of her compensation, the restricted stock units granted to Ms. Jung in 2006 will not be paid unless both cumulative revenue and operating profit measures are attained over the three year period 2006-2008. Cumulative revenue and operating profit measures for Ms. Jung’s restricted stock unit award were and will be aligned with the global revenue and operating profit goals under the EIP for 2006, 2007 and 2008. We believe that the Company sets “stretch” goals under the EIP, based on the pay-for-performance history under the program. See “Annual Incentive Plan” on page 25. Ms. Jung accrues dividend equivalents over the vesting period but will only receive such dividend equivalents if, and when, the performance hurdles are met. The restricted stock units will not satisfy the tax deductibility requirements of Section 162(m) of the Internal Revenue Code.

Administration of Equity Based Compensation Awards

It is the policy of the Compensation Committee to approve annual stock option grants and other stock-based awards at its regularly pre-scheduled meeting in March of each year. Thus, the date of grant is not scheduled based on the release of material non-public information and we do not time the release of non-public information for the purpose of affecting the value of equity awards. Additional detail is set forth under Footnote 1 to “Grants of Plan-Based Awards” on page 33.

The 2005 Stock Incentive Plan originally required that the exercise of stock options be set at the average of the high and low sale price of a share of our stock on the New York Stock Exchange on the grant date. In order to conform more closely with the new rules of the Securities and Exchange Commission for executive compensation disclosure, we amended the 2005 Stock Incentive Plan for grants made after 2006 to provide that the exercise price of stock options shall be set at the closing price of our stock on the New York Stock Exchange on the date of grant.

From time to time, we also make off-cycle grants of stock options and other stock-based awards, for example, to new hires. The Compensation Committee establishes the aggregate number of shares that may be subject to such awards and the terms and conditions of such awards, but has delegated to Ms. Jung as a director the authority to determine the grantees of the awards and the number of shares subject to each award. Ms. Jung is not authorized to make these grants to Senior Officers, including the named executive officers. These off-cycle grants are made on pre-established dates, approved by the Compensation Committee, in order that grants are not scheduled based on the release of material non-public information.

Stock options and other stock awards are subject to forfeiture if, within one year after termination of employment, the grantee violates non-competition, non-disclosure or non-solicitation of employee covenants that are contained in the stock option and stock award agreements.

2005-2007 Performance Cash Plan

In January 2005, the Compensation Committee approved the 2005-2007 Performance Cash Plan. The Plan covers the CEO, certain other executive officers, including the named executive officers, and other key executives. Target awards are equal to one to two times base salary. Actual payouts may range from 0% to 200% percent of target. The Compensation Committee may exercise discretion to lower pay-outs based on individual performance. We have determined, however, that there is little likelihood of attaining the financial objectives established in March 2005 for the 2005-2007 performance period and, therefore, there are not likely to be any pay-outs under the Performance Cash Plan.

Turnaround Incentive Plan

In March 2006, the Compensation Committee approved the two-year Turnaround Incentive Plan (TIP). This new component of long-term incentive compensation was designed to focus key executives on new re-calibrated financial and strategic objectives over the performance period 2006-2007. The TIP covers all Vice Presidents and above, including the named executive officers. Opportunities under the TIP make up a small portion of the total annual long-term incentive opportunity: 6% for the CEO and 10% for the other named executive officers on average. The target award opportunity is equal to two-thirds of average earned base salary for 2006 and 2007. Actual payouts may range from 0% to 200% of the target award, and are based on quantitative and qualitative performance against the initiatives outlined in our four-point turnaround plan. No payout will occur under the TIP unless certain operating profit goals are met. The operating profit goals and other quantitative goals under the TIP are equally as “stretch” as previously described under the EIP. See “Annual Incentive Plan” on page 25. Performance against the four-point turnaround plan will be evaluated based upon objective data and performance against quantifiable measures, but will ultimately be a subjective assessment by the Committee. The TIP will not satisfy the tax deductibility requirements of Section 162(m) of the Internal Revenue Code.

Retirement and Other Employee Benefit Programs

Consistent with market practice, the Company offers competitive retirement and savings benefits, as described in more detail below. The Company’s health and other welfare benefits for Senior Officers generally provide the same benefits as for all employees, except that the Company also provides a supplemental life insurance benefit for certain senior executives.

We maintain a pension plan, the Personal Retirement Account Plan (PRA), which provides two separate benefit accrual formulas depending on the date of hire. For all employees first employed on or after July 1, 1998, the PRA has a cash balance benefit formula. Generally, for employees first employed on or before June 30, 1998, the PRA has a final average pay benefit formula. The PRA is a tax qualified plan, and thus, the amount that we may contribute to it is limited by Internal Revenue Code provisions. We believe that plan participants should be entitled to the retirement benefit provided by the plan formula notwithstanding the Internal Revenue Code limitations. We have therefore established the Benefit Restoration Pension Plan (BRP) as a nonqualified pension plan in order to provide the benefits that cannot be paid under the PRA due to the Internal Revenue Code limitations. We have found that these types of benefit restoration plans are common in our peer group and industry. Ms. Smith and Mr. Cramb are participants in the BRP. Ms. Jung, Mrs. Kropf and Mr. Connolly are covered under another nonqualified pension plan, the Supplemental Executive Retirement and Life Plan (SERP), which provides retirement benefits in excess of those which would be provided under the BRP for select employees. The SERP was established in 1982 to provide additional benefits for certain senior high-performing officers. Coverage under this plan is required by the terms of the employment agreements with Ms. Jung and Mrs. Kropf. Mr. Connolly’s participation in the SERP was approved by the Board in 2002 because of his status as a top performing executive critical to the Company. In addition, under the SERP, only Mrs. Kropf is eligible for a special benefit related to her supplemental life insurance policy. At her election, the paid up whole life insurance policy of $600,000 will be transferred to her on July 1, 2007 due to her retirement and a “gross up” equal to the after-tax face value of the policy is also payable to her under the SERP, as further described under “Potential Payments upon Termination of Employment or Change-in-Control” on page 49.

We also maintain a tax qualified 401(k) plan for employees, under which employees can defer a portion of their compensation and we make a matching contribution up to a maximum of 4.5% of compensation. Because there is a tax limit on the amount that an employee can defer ($15,000 for 2006), we permit certain employees to defer to the Deferred Compensation Plan (DCP) the contributions that cannot be made to our 401(k) plan due to the tax limits and we credit the same match under the DCP that would have been made if the contributions had been made to the 401(k) plan. Participants in the DCP may also defer part of their salary, bonus and other forms of compensation into the plan. Amounts deferred under the DCP are deemed to be invested, at the election of the participant, in hypothetical investments of either a fixed interest rate fund (6% for 2006), an S&P 500 index fund or the Avon Stock Fund. The Company has the use of the amounts deferred until payout, but then distributes to the participant at the payout date the amount deferred as increased or decreased by the deemed investment return. A description of our pension, 401(k) and deferred compensation arrangements can be found under “Pension Benefits” beginning on page 37 and “Nonqualified Deferred Compensation” beginning on page 42.

Perquisites

As part of our overall compensation program, we provide some perquisites to executives that are not available to employees generally. The perquisites for the named executive officers are described in Footnote 5 to the “Summary Compensation Table” on page 31 and are generally limited to the provision of financial planning and tax preparation services, automobile lease or flexible spending allowance, personal automobile and excess liability insurance, home security systems and services, and executive health exams. We benchmarked the level of perquisites provided to these executives against our peer group and broader consumer goods companies in 2006 and found our practices and levels to be generally in line with the market. The Company from time to time also provides certain executives, including our named executive officers, with complimentary Avon products, such as samples of new product launches. We believe that continuing these perquisites is consistent with our overall objectives of assisting us in attracting and retaining key executive talent.

Post-Termination Payments

We provide various payments and benefits to our executives in the event that their employment is involuntarily terminated by us for reasons other than cause, the executive terminates employment for reasons of constructive termination, or the executive’s employment is terminated in connection with a change of control. Constructive termination could occur if we demote an executive, reduce his or her salary or bonus opportunity, or require the executive to relocate.

We have designed the individual post-termination benefits and our executive severance program based on competitive practice, with the objective of attracting and retaining senior level executives in a time of uncertainty. We believe that the change of control provisions where they exist are appropriate in order to help ensure that, if a question of a change of control occurs, the members of senior management can act in the best interests of all the shareholders without concern for the uncertainty and without the distraction that would result from the obvious effects a change of control could have on their personal situations. The level of post-termination benefits that we offer is benchmarked against market to ensure that we are competitive in this area, as the Company believes this is necessary for the attraction and retention of talent.

In the event of a change of control, all outstanding unvested equity compensation awards would vest immediately. No other incentive plans contain specific provisions relating to a change of control. We have individual agreements with Ms. Jung, Mr. Cramb, Ms. Smith and Mr. Connolly, each of which sets forth payments owed upon a termination. See “Potential Payments Upon Termination of Employment or Change-in-Control” beginning on page 44.

Impact of Tax Treatment

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers. Certain performance-based compensation approved by shareholders is not subject to the deduction limit. The Company’s shareholder-approved EIP qualifies so that, in appropriate circumstances, awards granted under it may constitute performance-based compensation not subject to the Section 162(m) limit. Our stock options are also exempt from the Section 162(m) limit. Although the Compensation Committee gives great weight to whether or not a compensation program would be subject to the Section 162(m) limits, in order to maintain flexibility in compensating executive officers in a manner designed to promote corporate goals, the Compensation Committee has not adopted a policy that all compensation must be tax deductible. Thus, the Compensation Committee has approved the TIP and use of restricted stock units, even though payments under these plans would not be exempt from Section 162(m), in order to focus executives on our four-point turnaround plan and aid retention over the long term.

Executive Stock Ownership Guidelines

To further support our goal of achieving a strong link between shareholder and executive interests, in 2000 we adopted stock ownership guidelines for our senior executives to underscore and encourage executive share ownership. Senior executives are required to own Avon stock equal to one to five times their base salary, with ownership targets increasing with the level of responsibility. Ownership requirements for our named executive officers are five times base salary for our CEO and three times base salary for the others. Executives are allowed five years to achieve their ownership targets. Stock options are not counted for purposes of meeting the ownership guidelines. The Compensation Committee reviews progress against these guidelines for the Senior Officers annually and in 2006 the Compensation Committee determined that all executives were in compliance with the policy.

Summary Compensation Table

The following table discloses compensation received by our CEO, Chief Financial Officer (CFO) and the three officers who were the other most highly compensated executive officers during 2006 (together, these persons are sometimes referred to as the “named executive officers”).

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)	Total ($)
Andrea Jung Chairman and Chief Executive Officer	2006	1,375,000	4,236,741	3,971,599	3,300,000	289,232	(6)	147,993	13,320,565
Charles W. Cramb Executive Vice President, Finance & Technology and Chief Financial Officer	2006	700,000	143,896	633,285	785,400	44,669	(7)	50,010	2,357,260
Susan J. Kropf (8) President and Chief Operating Officer	2006	1,000,000	1,778,431	2,711,270	1,867,500	1,874,117	(9)	667,741	9,899,059
Elizabeth Smith Executive Vice President, President North America and Global Marketing	2006	650,000	1,256,845	563,653	758,925	31,365	(10)	39,102	3,299,890
Brian C. Connolly Executive Vice President, Global Sales	2006	494,178	636,004	1,156,902	539,642	182,915	(11)	65,356	3,074,997

(1)	Salary is 12-month earned base salary through December 31, 2006, even though payment of part of this salary may have been deferred by transfer into our 401(k) plan or credited to our DCP. See “Nonqualified Deferred Compensation” on page 42.

(2)

Stock awards consist of restricted stock units. Stock awards and option awards are calculated in the same manner as the expense of these awards that is recognized in our consolidated financial statements. Stock awards and option awards are valued under FAS 123R and then amortized to expense during the vesting period of the award. See Note 8 to the Notes to Consolidated Financial Statements contained in our Form 10-K for 2006 for a description of the assumptions used in valuing stock awards and stock options. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded. The full amount of the FAS 123R value of the 2006 stock awards and stock options is reported under “Grants of Plan-Based Awards” on page 33. We have also included in the table above the amount recognized as an expense in our 2006 financial statements for stock awards and stock options granted prior to the effective date of FAS 123R as calculated under the modified prospective transition method under which a proportionate share of the grant date fair value determined under FAS 123 will be recognized in the financial statements over the remaining vesting period of those awards, if any. The following assumptions were used in valuing stock option awards prior to 2006: 2005 – Volatility between 21.5% and 26.7%, Dividend Yield between 1.57% and 2.43%, and Risk Free rate between 3.95% and 4.34%; 2003 and 2004 – Volatility between 23.8% and 45%, Dividend Yield between 1.55% and 1.59%, and Risk Free rate between 1.94% and 2.85%. For all years the Expected Life was assumed to be between 3 and 5 years.

(3)	Non-equity incentive plan compensation is the amount earned under the annual 2006 incentive compensation program (the EIP). Under his employment offer letter agreement, the 2006 payment to Mr. Cramb was guaranteed to be not less than 42.5% of salary. Mrs. Kropf’s 2006 award was guaranteed to be not less than 100% of target ($1,500,000) as discussed under “Annual Incentive Plan–Elements of Compensation–Compensation Discussion and Analysis” on page 25.

(4)	The “Change in Pension Value” is the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under our PRA, BRP and SERP. See “Pension Benefits” on page 37. Non-Qualified Deferred Compensation earnings reported in the table above are only earnings on the deferred compensation balances invested in the fixed rate fund of our DCP for 2006 for the named executive officers that exceed 120% of the applicable federal long-term interest rate published by the Treasury Department at the time the interest rate was set (which was 4.4%). The interest rate on the fixed rate fund in our DCP for 2006 was 6%. Dividend equivalents on deferred compensation amounts are not reported in the table above as they are not earned at a rate higher than the dividends actually paid on our common stock. Although the amounts in this column are included in the “Total” column in the above Summary Compensation Table, they are not used to identify our three highest paid executive officers in addition to our CEO and CFO.

(5)	“All Other Compensation” includes perquisites, 401(k) match, excess 401(k) match, and supplemental life insurance premiums, which are set forth in the table below for 2006:

Name	Perquisites ($)(a)		401(k) Match ($)	Excess 401(k) Match ($)	Supplemental Life Insurance ($)		All Other Compensation ($)
Ms. Jung	89,394	(b)	2,852	51,806	3,941		147,993
Mr. Cramb	25,997	(c)	9,900	0	14,113		50,010
Mrs. Kropf	44,424	(d)	9,900	34,977	578,440	(g)	667,741
Ms. Smith	24,088	(e)	9,900	0	5,114		39,102
Mr. Connolly	37,447	(f)	3,704	18,476	5,729		65,356

(a)	The perquisite amount includes financial planning and tax preparation of up to $12,500 per year for Ms. Smith and Mr. Connolly and up to $15,000 per year for Ms. Jung and Mrs. Kropf, auto lease allowance (includes fuel, insurance and maintenance and repairs for the leased vehicle), flexible spending allowance (can be applied towards the cost of approved expenditures for charitable contributions to an organization of choice, personal use of rental cars or car service, monthly parking expenses for a personal automobile, home office equipment, airfare and hotel reimbursements for the executive and his or her immediate family, tuition expenses for the executive and his or her immediate family, and fitness and country club dues), personal auto and excess liability insurance, home security services/systems, and executive health exams. In lieu of financial planning, reimbursement under the flexible spending allowance program and an auto lease allowance, Mr. Cramb receives an annual perquisite allowance of $20,000. The Company from time to time provides certain executives, including the named executive officers, with complimentary Avon products, such as samples of new product launches.

(b)	For Ms. Jung, includes financial planning and tax preparation, auto lease allowance, personal auto and excess liability insurance, home security, and the following item in excess of $25,000: flexible spending allowance (actual expenses paid for car service) of $39,897.

(c)	For Mr. Cramb, includes $20,000 perquisite allowance and personal auto and excess liability insurance.

(d)	For Mrs. Kropf, includes financial planning and tax preparation, auto lease allowance, personal auto and excess liability insurance, and home security.

(e)	For Ms. Smith, includes financial planning and tax preparation, flexible spending allowance, personal auto and excess liability insurance, and executive health exam.

(f)	For Mr. Connolly, includes financial planning and tax preparation, auto lease allowance, personal auto and excess liability insurance, home security and executive health exam.

(g)	Includes cost of bringing policy to “paid up” status and to raise the after-tax value from $500,000 to $600,000, as required by the SERP, as set forth under Footnote 10 to “Pension Benefits” on page 39 and “Potential Payments upon Termination or Change-in-Control” on page 49.

(6)	For Ms. Jung, the change in pension value was $261,768, and the above-market earnings on deferred compensation totaled $27,464.

(7)	For Mr. Cramb, the change in pension value was $44,669, and there were no earnings on deferred compensation.

(8)	Mrs. Kropf retired from the position of President and Chief Operating Officer, effective July 1, 2006, but remained with the Company through December 31, 2006 to assist with the transition of responsibilities.

(9)	For Mrs. Kropf, the change in pension value was $1,860,390, and the above-market earnings on deferred compensation totaled $13,727.

(10)	For Ms. Smith, the change in pension value was $31,365, and there were no earnings on deferred compensation.

(11)	For Mr. Connolly, the change in pension value was $162,352 and the above-market earnings on deferred compensation totaled $20,563.

Grants of Plan-Based Awards

The following table presents information regarding grants of equity and non-equity plan-based awards to our named executive officers during 2006, as described under “Elements of Compensation–Compensation Discussion and Analysis” beginning on page 24. The figures under the “Estimated Future Payment under Non–Equity Incentive Plan Awards” column represent opportunities under the TIP and EIP. The annual grant of equity awards made on March 31, 2006 was split 50% into stock options and 50% into restricted stock units (RSUs). Stock options vest one-third per year over a three-year period and RSUs generally vest 100% after three years. The RSUs granted to the CEO have financial performance hurdles attached. The vesting terms of the equity award made to Ms. Smith in July are described under “Equity Based Compensation (Non-CEO)–Elements of Compensation–Compensation Discussion and Analysis” on page 26.

Name	Grant Date	Compen- sation Committee Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Closing Price at Grant Date ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold	Target		Maximum	Threshold	Target		Maximum
			($)	($)		($)	(#)	(#)		(#)
Ms. Jung	3/31/2006	3/27/2006					0	90,604	(4)	90,604	(4)			317,113	30.97	31.17	4,948,632
			0	921,250	(5)	1,842,500
			721,875	2,406,250	(6)	4,812,500
Mr. Cramb	3/31/2006	3/27/2006										18,450		64,576	30.97	31.17	1,007,714
			0	469,000	(5)	938,000
			178,500	595,000	(6)	1,190,000
Mrs. Kropf	3/31/2006	3/27/2006										52,715	(7)	184,502	30.97	31.17	3,025,049
			0	335,000	(5)	670,000
			450,000	1,500,000	(6)	3,000,000
Ms. Smith	2/28/2006	2/28/2006										20,000					582,000
	3/31/2006	3/27/2006										19,702		68,958	30.97	31.17	1,076,097
	7/26/2006	7/26/2006										100,000					3,236,000
			0	435,500	(5)	871,000
			156,000	520,000	(6)	1,040,000
Mr. Connolly	3/31/2006	3/27/2006										12,520		43,819	30.97	31.17	683,814
	5/15/2006	5/15/2006										640		2,240	31.89	31.98	36,616
			0	368,500	(5)	737,000
			118,603	395,342	(6)	790,684

(1)	On March 27, 2006, the Compensation Committee approved the grants of RSUs and stock options to participants, including the named executive officers, but set a subsequent grant date of March 31, 2006 to accommodate new administrative practices in connection with providing a choice between stock options and RSUs to grantees below the Senior Officer level. The 2006 grant of stock options and RSUs represents the following target percentage of December 31, 2005 salary for each of the named executive officers: Ms. Jung, 500%; Mr. Cramb, 200%; Mrs. Kropf, 400%; Ms. Smith, 230%; and Mr. Connolly, 200%.

(2)	Quarterly dividend equivalent rights are credited to RSUs as declared by Avon each quarter as they are paid to shareholders. No additional dividend equivalent rights are paid. Beginning in 2007, dividend equivalents on RSUs will be paid annually. Dividend equivalents will not be received by Ms. Jung on her 2006 performance-based RSUs unless the performance objectives are achieved and the RSU award is paid.

(3)	The exercise price for all option grants is the average of the high and low stock price on the date of grant. For grants made on March 31, 2006 and May 15, 2006, the exercise price is lower than the closing price on that day. The price listed under the “Closing Price at Grant Date” column is the closing price of our stock on the date of grant. In December 2006, the 2005 Stock Incentive Plan was amended to provide that future grants will be made at the closing price on the date of grant.

(4)	Ms. Jung’s RSUs are performance-based RSUs, which vest 100% on the third anniversary of the grant date, subject to the satisfaction of the cumulative revenue and operating profit measures for the three years (2006-2008). There are no threshold or maximum amounts. All or none of the indicated number of shares will be paid depending on whether the performance goals are achieved. This award is not exempt from Section 162(m).

(5)	Reflects possible payouts under the TIP. Mrs. Kropf’s estimate for this plan is pro-rated by one-half due to her retirement on December 31, 2006.

(6)	Each amount under the “Target” column represents the target award opportunity for the named executive officer under the 2006 annual cash incentive compensation program under the EIP, which is set as a percentage of base salary. Payouts can range from 30% to 200% of the target awards depending on achievement of financial results, with no payouts to be made if the minimum performance measures are not met. The Compensation Committee determined to pay annual incentive compensation awards for 2006 based on the attainment of performance goals although it exercised its discretion and adjusted potential awards downward. For the amounts actually paid, see “Non-Equity Incentive Plan Compensation” column under “Summary Compensation Table” on page 30.

(7)	A description of Mrs. Kropf’s RSUs is set forth on page 37 under “Option Exercises and Stock Vested.”

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding equity awards at the end of 2006 for the named executive officers. All dollar values are based on Avon’s closing price of $33.04 on the New York Stock Exchange as of December 29, 2006 (last trading day in 2006).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ms. Jung	121,200			20.07	6/4/2008	360,000	(1)	11,894,400	90,604	(2)	2,993,556
	200,000			19.65	2/4/2009
	486,026			20.91	2/1/2011
	500,000			26.55	3/14/2012
	500,000			26.40	3/13/2013
	333,334	166,666	(3)	36.42	3/11/2014
	225,001	449,999	(4)	41.95	3/10/2015
		317,113	(5)	30.97	3/31/2016

Mr. Cramb	49,071	98,142	(6)	27.18	11/1/2015	18,450	(7)	609,588
		64,576	(5)	30.97	3/31/2016

Mrs. Kropf (8)	243,014			20.91	2/1/2011
	7,952			24.41	1/31/2012
	240,000			26.55	3/14/2012
	240,000			26.40	3/13/2013
	173,334	86,666	(3)	36.42	3/11/2014
	105,341	210,679	(4)	41.95	3/10/2015
		184,502	(5)	30.97	3/31/2016

Ms. Smith	37,857	75,713	(4)	41.95	3/10/2015	184,587	(9)	6,098,754
		68,958	(5)	30.97	3/31/2016

Mr. Connolly	3,728			19.95	9/7/2010	33,160	(10)	1,095,606
	63,792			20.91	2/1/2011
	3,724			24.41	1/31/2012
	68,220			26.55	3/14/2012
	5,848			24.83	1/30/2013
	66,528			26.40	3/13/2013
	47,120	23,560	(3)	36.42	3/11/2014
	28,146	56,291	(4)	41.95	3/10/2015
	16,667	33,333	(11)	27.95	12/10/2015
		43,819	(5)	30.97	3/31/2016
		2,240	(12)	31.89	5/15/2016

(1)	For Ms. Jung, 360,000 RSUs vest at the rate of 50% after 36 months, and the remaining 50% after 48 months, with vesting dates of January 31, 2007 and January 31, 2008.

(2)	For Ms. Jung, 90,604 RSUs vest at the rate of 100% after 36 months, subject to the satisfaction of performance criteria, with a potential vesting date of March 31, 2009. A description of the performance criteria is set forth under “Equity Based Compensation (CEO)—Elements of Compensation—Compensation Discussion and Analysis” on page 26.

(3)	Stock options vest at the rate of one-third each year, of which two-thirds have already vested and the remainder will vest on March 11, 2007. Mrs. Kropf’s stock options continue to vest during her retirement.

(4)	Stock options vest at the rate of one-third each year, of which one-third vested on March 10, 2006, an additional one-third will vest on March 10, 2007 and the remainder will vest on March 10, 2008. Mrs. Kropf’s stock options continue to vest during her retirement.

(5)	Stock options vest at the rate of one-third each year, with vesting dates of March 31, 2007, March 31, 2008 and March 31, 2009. Mrs. Kropf’s stock options continue to vest during her retirement.

(6)	Stock options vest at the rate of one-third each year, of which one-third vested on November 1, 2006, an additional one-third will vest November 1, 2007 and the remainder will vest on November 1, 2008.

(7)	RSUs vest at a rate of 100% after 36 months, with a vesting date of March 31, 2009.

(8)	See “Option Exercises and Stock Vested” on page 37 for more detail on Mrs. Kropf’s RSUs.

(9)	For Ms. Smith, 44,885 RSUs vest at a rate of 100% after 36 months, with a vesting date of January 3, 2008; 20,000 RSUs vest at a rate of 100% after 36 months, with a vesting date of February 28, 2009; 19,702 RSUs vest at a rate of 100% after 36 months, with a vesting date of March 31, 2009; and 100,000 RSUs vest at a rate of one-third each year, with vesting dates of July 26, 2007, July 26, 2008 and July 26, 2009.

(10)	For Mr. Connolly, 20,000 RSUs vest at a rate of 100% after 36 months, with a vesting date of February 1, 2007; 12,520 RSUs vest at a rate of 100% after 36 months, with a vesting date of March 31, 2009; and 640 RSUs vest at a rate of 100% after 36 months, with a vesting date of May 15, 2009. See “Potential Payments upon Termination or Change-in-Control” on page 52 for more information on vesting provisions upon retirement.

(11)	Stock options vest at the rate of one-third each year, of which one-third vested on December 10, 2006, an additional one-third will vest on December 10, 2007 and the remainder will vest on December 10, 2008.

(12)	Stock options vest at the rate of one-third each year, with vesting dates of May 15, 2007, May 15, 2008, and May 15, 2009.

Option Exercises and Stock Vested

The following table presents information regarding vesting of RSU awards during 2006 for named executive officers. No named executive officer exercised stock options during 2006.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Mrs. Kropf	130,000		3,701,100
Mrs. Kropf	52,715	(1)	1,756,463	(1)

(1)	On December 31, 2006, 52,715 RSUs vested as described under “Equity Based Compensation (Non-CEO)—Elements of Compensation—Compensation Discussion and Analysis” on page 26, of which 13,179 RSUs became payable upon Mrs. Kropf’s retirement. The value realized upon vesting of these 13,179 shares was $439,124. The remaining 39,536 RSUs will become payable in March 2009 and $1,756,463 reflects the value which would have been realized had all 52,715 RSUs become payable on December 31, 2006.

Pension Benefits

The following table presents information about the value of accumulated benefits and number of years of credited service under each of our defined benefit pension plans as of the end of 2006 for each of our named executive officers. As previously discussed, Mrs. Kropf retired from the Company on December 31, 2006 after more than 36 years of service.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(1)(2)		Present Value of Accumulated Benefit at Age 65 ($)(1)(3)
Ms. Jung	Avon Products, Inc. Personal Retirement Account Plan (PRA)	13.000		292,111	(4)	196,979	(4)
	Benefit Restoration Pension Plan of Avon Products, Inc. (BRP)	13.000		0	(5)	0	(5)
	Supplemental Executive Retirement and Life Plan of Avon Products, Inc. (SERP)	13.000		5,203,036	(6)	3,508,552	(6)
Mr. Cramb	PRA	1.167		18,851	(7)	18,851	(7)
	BRP	1.167		31,657	(7)	31,657	(7)
Mrs. Kropf	PRA	36.667		1,565,701	(8)	1,565,701	(8)
	SERP	35.000	(9)	15,560,566	(10)	15,560,566	(10)
Ms. Smith	PRA	2.000		20,074	(7)	20,074	(7)
	BRP	2.000		43,571	(7)	43,571	(7)
Mr. Connolly	PRA	28.667		1,213,465	(4)	484,694	(4)
	BRP	28.667		0	(5)	0	(5)
	SERP	28.667		4,515,787	(6)	1,891,644	(6)

(1)	No benefits were paid from the PRA, BRP or SERP to any named executive officer during 2006.

(2)	The amounts in this column represent the present value of accumulated benefits based on an assumed retirement date equal to the earliest date the named executive officer may retire without any benefit reduction. The earliest date at which an officer may retire and have benefits calculated under the “Old Plan” benefit formula of the PRA (as described under “Avon Products, Inc. Personal Retirement Account Plan” below) and under the SERP without any benefit reduction is generally his or her Rule of 85 retirement date (age plus years of service equal to 85 or greater). Under the cash balance benefit formula of the PRA and the BRP, there are no adjustments to the cash balance account for early retirement, and therefore the assumed retirement date is the normal retirement age of 65.

For amounts shown in this column, the assumed retirement date for Ms. Jung and Mr. Connolly is her or his Rule of 85 retirement date. The assumed retirement date for Mr. Cramb and Ms. Smith is his or her normal retirement age of 65. The assumed retirement date for Mrs. Kropf is her actual retirement date of December 31, 2006.

(3)	The amounts in this column represent the present value of accumulated benefits payable based on an assumed retirement date equal to the normal retirement date of age 65, with the exception of Mrs. Kropf’s benefits which are based on her actual retirement date of December 31, 2006.

(4)	As described under “Avon Products, Inc. Personal Retirement Account Plan” below, Ms. Jung and Mr. Connolly are entitled to a benefit under the PRA cash balance benefit formula or the “Old Plan” benefit formula, whichever is greater. The benefits under the “Old Plan” benefit formula are presented above for both Ms. Jung and Mr. Connolly because it provides a greater benefit than the cash balance benefit formula. The present value of the PRA benefit shown above is equal to the accumulated benefit payable as of the assumed retirement date based on the Plan’s benefit formula and reflecting credited service and pay up to the Internal Revenue Code limits for tax qualified plans through December 31, 2006. The benefit payments are discounted from the retirement date back to December 31, 2006 at a rate of 5.90% per annum. Ms. Jung and Mr. Connolly have not yet filed an election requesting the manner in which their PRA benefits will be paid. It is assumed their benefits will be paid in the form elected for their SERP benefits, as described below.

(5)	As noted below, a person who is eligible to receive SERP retirement benefits (which occurs at either age 55 with 15 years of service, age 65 or the date at which service and age total 85, whichever is earliest) is not entitled to benefits under the BRP. Upon attainment of SERP retirement eligibility, it is expected that Ms. Jung and Mr. Connolly will be entitled to SERP retirement benefits and will not be entitled to benefits under the BRP and thus the table above discloses SERP retirement benefits and not BRP retirement benefits. Upon attainment of Rule of 85 retirement dates, Ms. Jung and Mr. Connolly will be eligible for unreduced early retirement benefits under the SERP. Upon attainment of their early retirement dates they will be eligible for reduced early retirement benefits. Under the SERP, if Ms. Jung or Mr. Connolly were to terminate employment prior to becoming eligible for any SERP benefits, they would then receive benefits under the BRP. See “Benefit Restoration Pension Plan of Avon Products, Inc.” below.

(6)	The present values of the SERP benefits payable to Ms. Jung and Mr. Connolly are equal to the accumulated benefit payable as of the assumed retirement date based on the Plan’s benefit formula and reflecting credited service and pay in excess of Internal Revenue Code limits for tax qualified plans through December 31, 2006. The benefit payments are discounted from the assumed retirement date back to December 31, 2006 at a rate of 5.90% per annum. For Ms. Jung, it is assumed that 80% of the benefit will be paid as a lump sum and the remaining 20% will be paid in five annual installments, with the lump sum and optional form of benefit determined based on an interest rate of 4.65% and the GAR 1994 Unisex mortality table. Ms. Jung has elected to receive her SERP benefit in this form. It is assumed that Mr. Connolly’s benefit will be paid in the same form, except that 20% of his benefit is assumed to be paid in sixty monthly installments (rather than five annual installments), as Mr. Connolly has elected to receive his SERP benefit in this form. Ms. Jung and Mr. Connolly may change these elections subject to the restrictions of Internal Revenue Code Section 409A.

(7)

Mr. Cramb and Ms. Smith will not be vested in their PRA or BRP benefits until 2008. The present value of the accrued PRA and BRP benefits are equal to the PRA and BRP cash balance benefits as of December 31,

2006, projected to the normal retirement age of 65 based on an interest crediting rate of 5.00% per annum, converted to an 80% lump sum, 20% five annual installment benefit based on an interest rate of 4.65% and the GAR 1994 Unisex mortality table, and discounted back to December 31, 2006 at a rate of 5.90% per annum. Mr. Cramb and Ms. Smith have elected to receive their BRP benefits in this form. They may change these elections subject to the restrictions of Internal Revenue Code Section 409A. Mr. Cramb and Ms. Smith have not yet, however, filed an election requesting the manner in which their PRA benefits will be paid.

The December 31, 2006 cash balance account balances for Mr. Cramb are $19,491 under the PRA and $32,732 under the BRP. Ms Smith’s balances are $23,534 under the PRA and $51,080 under the BRP. Due to the difference between the assumed interest crediting rate of 5.00% and the FAS discount rate of 5.90%, the December 31, 2006 cash balance accounts are greater than the amounts disclosed in the table above.

(8)	Mrs. Kropf retired on December 31, 2006 and received 80% of her accrued PRA benefit as a lump sum in 2007. She also received the first of five annual installment payments in 2007. The remaining installments will be paid annually in January.

(9)	Pursuant to the terms of the SERP, credited service under the SERP is limited to a maximum of 35 years.

(10)	The present value of Mrs. Kropf’s accrued benefit under the SERP is equal to her accrued benefit as of December 31, 2006 based on the SERP’s benefit formula and reflecting credited service (capped at 35 years) and pay earned through December 31, 2006, with 80% of the amount paid as a lump sum and 20% in five annual installments based on an interest rate of 4.85% at retirement and the GAR 1994 Unisex mortality table, with the benefits payable at the dates described below and discounted back to December 31, 2006 at a rate of 5.90% per annum. Mrs. Kropf has elected to receive payment of her SERP benefit in this form. Because of the Internal Revenue Code Section 409A required six-month delay of payments for key employees from nonqualified deferred compensation plans, such as the SERP, payments to Mrs. Kropf may not begin until July 1, 2007. Thus, on July 1, 2007, Mrs. Kropf will be paid a lump sum benefit from the SERP equal to seven monthly payments (plus interest at the rate credited on cash balance accounts under the PRA for the first six installments) as well as 80% of the remainder of the SERP benefit (plus interest). The remaining SERP payments will be made in four annual installments beginning in January 2008. Mrs. Kropf’s $600,000 life insurance policy and a gross-up for taxes owed of $371,025 will be transferred and paid to her on July 1, 2007 as described under “Supplemental Executive Retirement and Life Plan of Avon Products, Inc.” below.

Avon Products, Inc. Personal Retirement Account Plan

The Avon Products, Inc. Personal Retirement Account Plan (PRA) is a tax qualified defined benefit pension plan that is generally available to our eligible employees who have completed one year of service. For periods after June 30, 1998, the benefit accrual formula is a cash balance formula which provides a retirement benefit equal to the value of the participant’s hypothetical account balance. The hypothetical account balance of each participant is credited with an interest credit and a basic credit as of the last day of each month. The interest credit is  1/12 of the annual rate of interest on Treasury securities for the month of November of the prior year (but not less than 5%). The annual interest credit for 2006 was 5%. The basic credit is an employer contribution based upon a percentage of eligible compensation earned. The percentage of eligible compensation differs depending upon the number of points a participant has earned. Points are determined by adding the participant’s service and attained age as of the last day of the plan year. Basic credits are determined as follows:

Participant Points	Percentage of Compensation Up to Social Security Wage Base	Percentage of Compensation Over Social Security Wage Base
<30	3.0%	4.5%
30-39	3.5%	5.25%
40-49	4.0%	6.0%
50-59	4.5%	6.75%
60-69	5.0%	7.5%
70-79	5.5%	8.25%
80-89	6.0%	9.0%
90 or more	6.5%	9.75%

The Social Security Wage Base for 2006 was $94,200.

Participants who were employed prior to June 30, 1998 receive a benefit under the “Old Plan” formula if it provides a greater benefit than the cash balance benefit. The Old Plan formula provides a benefit at normal retirement age of 65 equal to (i) 1.75% of average final compensation multiplied by years of service not in excess of 10, plus (ii) 1.5% of average final compensation multiplied by years of service in excess of 10, minus (iii) 1.25% of the participant’s estimated Social Security benefit multiplied by years of service. Average final compensation is defined as a participant’s average compensation over the highest paid five years out of the last 10 years of service. Compensation is generally defined as salary and bonus (not in excess of the target bonus amount) subject to the maximum permitted under Internal Revenue Code regulations ($220,000 for 2006). Beginning January 1, 2006, severance pay is not included. No additional benefits will accrue under the Old Plan formula after June 30, 2008. This means that no compensation earned or service performed after June 30, 2008 will be used when calculating the Old Plan benefit. A participant entitled to the Old Plan benefit may retire early upon attaining age 55 with 15 years of service and receive the retirement benefit reduced by 1/12 of 3% for each of the first 60 months by which the early retirement benefit commences prior to attainment of age 65 and by 1/12 of 5% for each month in excess of 60 months by which the early retirement benefit commences prior to attainment of age 65. If a participant retires after the participant’s age and years of service total 85 (Rule of 85), the retirement benefit is not reduced for payment prior to age 65 except that the Social Security offset component of the Old Plan benefit formula is reduced by 1/12 of 3% for each of the first 60 months by which the benefit commences prior to attainment of age 65 and 1/12 of 5% for each month in excess of the next 60 months by which the retirement benefit commences prior to age 65. Ms. Jung, Mrs. Kropf, and Mr. Connolly receive benefits under the Old Plan benefit formula.

If a participant terminates employment prior to completing five years of service with us, the participant will not receive a PRA benefit. Service generally includes all periods of employment with us. As required by the Pension Protection Act of 2006, the PRA will be amended effective January 1, 2008 to provide that a participant must complete three rather than five years of service in order to be vested in the PRA benefit. Participants who worked on or after July 1, 1998, may receive the PRA benefit upon request as soon as practicable after termination of employment. Retirement benefits may be paid, at the request of a participant, as a lump sum or annuity or various forms of joint and survivor annuities. Benefits are paid from our qualified plan trust to which we make contributions on an annual basis.

Benefit Restoration Pension Plan of Avon Products, Inc.

The Benefit Restoration Pension Plan of Avon Products, Inc. (BRP) is a nonqualified deferred compensation defined benefit plan available to a select group of highly compensated employees and key employees whose benefits are limited by Internal Revenue Code limitations on maximum benefits (the 2006 annual benefit limitation is $175,000) that may be paid from tax qualified plans and the maximum compensation ($220,000 for 2006) that may be eligible under tax qualified plans. The BRP was established to restore to participants the retirement benefits to which they were entitled under the PRA but may not be paid as a result of the Internal Revenue Code limitations. Generally, the same definitions under the PRA for compensation, average final compensation and service generally apply to the BRP, except that the compensation and benefit limitations under the Internal Revenue Code for qualified plans are disregarded. The same benefit accrual formulas also apply, including calculations under the “Old Plan” and cash balance formulas. In addition, the same rules regarding calculations for early retirement or Rule of 85 benefits commencing before age 65 apply. As with the PRA, there will be no additional accruals under the Old Plan formula after June 30, 1998, although participants may “grow into” early retirement or Rule of 85 retirement on the frozen portion. The amount payable under the PRA is then subtracted from the amount calculated under the BRP and the BRP pays out the excess. Participants may elect that the BRP benefit be paid as an annuity, a lump sum or any of the forms of distribution permitted under the PRA. Benefits are paid from our general assets.

In the event that a participant satisfies the requirements to receive a benefit under the SERP below, no benefits are payable under the BRP and instead all benefits are payable under the SERP.

Supplemental Executive Retirement and Life Plan of Avon Products, Inc.

The Supplemental Executive Retirement and Life Plan of Avon Products, Inc. (SERP) is a nonqualified deferred compensation defined benefit plan available to key employees who were selected by the Compensation Committee. The SERP was established in 1982 to compensate certain key executives who are essential to Avon by providing them with a greater pension benefit than is available under the BRP and PRA combined. Ms. Jung, Mrs. Kropf and Mr. Connolly are the only named executive officer participants in the SERP.

The SERP provides a retirement benefit at normal retirement age of 65 equal to (i) 2% of the participant’s average final compensation multiplied by years of service not in excess of 25 years, plus (ii) 1% of the participant’s average final compensation multiplied by years of service in excess of 25 years (limited to 35 years), minus (iii) benefits payable under the PRA. The SERP benefit continues to accrue after June 30, 2008. A participant who qualifies for early retirement under the PRA may also receive benefits prior to age 65 under the SERP but reduced in a similar manner as provided under the PRA. A participant who qualifies for Rule of 85 retirement under the PRA has unreduced benefits under the SERP. Participants may generally elect any form of benefit under the SERP that is available under the PRA. The definition of compensation under the SERP includes all bonuses paid to a participant rather than only the target amount of the bonus and “average final compensation” means the average of the highest three years of compensation in the last ten years of service rather than the average of the highest five years during the last ten years of service (which is the PRA definition). Severance pay is also included. The SERP uses a definition of service similar to the definition used in the PRA except that the Compensation Committee may add additional years of service for a participant though none were added for the named executive officers. In addition, service is limited to 35 years. Benefits are paid from our general assets or from a rabbi trust to which we have contributed. SERP benefits are subject to forfeiture: (1) for conviction of a crime of fraud or dishonesty involving the Company; (2) for disclosure by the participant of confidential or proprietary Company information; or (3) for acceptance by the participant of employment by a principal competitor within three years of termination of employment, unless the Company has provided written consent.

In addition, if a participant declines retirement at the request of the Company or retires prior to age 62 without Retirement Board approval, SERP benefits are also forfeited.

In addition, there is a life insurance benefit payable under the SERP for certain grandfathered participants who were participants in the SERP on January 1, 1990. These grandfathered participants may elect to have the paid-up whole life insurance policies under the SERP that are on their lives and that are payable to Avon transferred to themselves as beneficiaries. In addition to the transfer, the SERP provides that we will pay the grandfathered participant the income taxes (calculated at the highest applicable marginal rates) resulting from the transfer of the ownership of the life insurance policy. Mrs. Kropf is a grandfathered participant who has elected to receive her $600,000 paid-up whole life insurance policy transferred to her as beneficiary. This will be paid to her at the time of the transfer of the policy on July 1, 2007. Ms. Jung and Mr. Connolly are not grandfathered participants.

Nonqualified Deferred Compensation

The following table provides information relating to deferrals of compensation by our named executive officers under our nonqualified Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)(1)(2)(3)	Registrant Contributions in Last FY ($)(1)(2)(4)	Aggregate Earnings in Last FY ($)(1)(5)	Aggregate Balance at Last FYE ($)(1)
Ms. Jung	69,074	51,806	950,329	9,338,358	(6)
Mr. Cramb	0	0	0	0	(7)
Mrs. Kropf	46,636	34,977	249,112	3,063,691	(8)
Ms. Smith	0	0	0	0	(9)
Mr. Connolly	83,575	18,476	342,004	4,344,484	(10)

(1)	The amounts do not reflect accruals under our BRP or SERP which are described under the “Summary Compensation Table” on page 30 and “Pension Benefits” on page 37 or amounts accrued under the employment agreements described under “Potential Payments Upon Termination of Employment or Change-in-Control” beginning on page 44. None of the named executive officers received distributions or made withdrawals of nonqualified deferred compensation amounts during 2006.

(2)	Amounts under the “Executive Contributions in Last FY” and “Registrant Contributions in Last FY” columns are included in the “Summary Compensation Table” on page 30 as compensation for 2006 even though payment has been deferred to a later date.

(3)	Contributions in 2006 are excess 401(k) plan deferrals that could not be made to our 401(k) plan due to Internal Revenue Code limitations.

(4)	Reflects Avon matching contributions to excess 401(k) plan deferrals.

(5)	Some of the amounts in the “Aggregate Earnings in Last FY” column are reported in the “Summary Compensation Table” on page 30 as “above-market” earnings required to be disclosed: Ms. Jung, $27,464; Mrs. Kropf, $13,727; and Mr. Connolly, $20,563.

(6)	$5,397,739 of the amount reported for Ms. Jung in this column had been previously reported in our Summary Compensation Tables in prior years.

(7)	Mr. Cramb elected to defer all 18,450 of the RSUs granted to him on March 31, 2006 into the DCP when they vest on March 31, 2009. They will be payable only upon retirement or termination of employment in five annual installments. The RSUs are not included in the table above as the deferral will not be made until March 31, 2009.

(8)	$1,815,277 of the amount reported for Mrs. Kropf in this column had been previously reported in our Summary Compensation Tables in prior years.

(9)	Ms. Smith elected to defer the following RSU awards into the DCP upon their vesting date which is on the third anniversary of the grant date: 44,885 RSUs granted to her on January 3, 2005; 20,000 RSUs granted on February 28, 2006; and 19,702 RSUs granted on March 31, 2006. They will be payable only upon retirement or termination of employment in a lump sum. The RSUs are not included in the table above as the deferrals will not be made until 2008 and 2009.

(10)	Mr. Connolly elected to defer all 12,520 of the RSUs granted to him on March 31, 2006 into the DCP when they vest on March 31, 2009 and 640 RSUs granted to him on May 15, 2006 that will vest on May 15, 2009. They will be payable only upon retirement or termination of employment in a lump sum. The RSUs are not included in the table above as the deferral will not be made until 2009. $610,547 of the amount reported for Mr. Connolly in this column had been previously reported in our Summary Compensation Tables in prior years.

Avon Products, Inc. Deferred Compensation Plan

The deferrals described in the Nonqualified Deferred Compensation table have been made pursuant to the Avon Products, Inc. Deferred Compensation Plan (DCP). The following sources of compensation may be deferred into the DCP:

•	Base Salary—up to 50% of annual salary;

•	Annual Bonus—all or part of the annual bonus payable under our Executive Incentive Plan;

•	Long Term Cash Award—all or part of the cash award under our long term incentive plans such as our Turnaround Incentive Plan and our 2005-2007 Performance Cash Plan;

•

Excess 401(k) Plan Deferrals—the amount that the executive had elected to contribute to the Avon Personal Savings Account Plan (PSA), which is our tax qualified 401(k) plan, but which could not be contributed because of Internal Revenue Code limitations on contributions to tax qualified plans. In addition, Avon will contribute an amount equal to the matching contribution that we would have made to the PSA if these excess PSA contributions had been made to the PSA rather than to the DCP; and

•	Restricted Stock Units—participants may elect to defer receipt of RSUs. Deferral of RSUs is reported for the year in which the RSU vests.

Elections to defer must generally be made prior to the year during which the services are performed to which the compensation relates. An executive may elect to defer commencement of nonqualified retirement benefits under our SERP. We permit excess 401(k) plan deferrals with matching contributions from the Company as we believe that employees should be entitled to the benefits provided by our 401(k) plan formula notwithstanding the limitations imposed by the Internal Revenue Code on the amount of deferrals to our tax-qualified 401(k) plan.

Investment of Deferred Compensation

Except for deferrals of restricted stock units which are allocated to a restricted stock account and are held as hypothetical shares of Avon stock with dividends credited, all other deferred compensation amounts are hypothetically invested in one or more of three investment choices as selected by the participant:

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Fixed Rate Fund—credited each month with imputed interest at an annual rate that we establish. The 2006 rate was 6%. The 2007 rate is 6.75%. We determine the rate annually by adding 1% to the rate of a newly issued 10-year Treasury bond and rounding the interest rate to the nearest .25%.

•	Standard & Poor’s 500 Stock Index Fund;

•	Avon Stock Unit Fund—hypothetically invested in Avon stock with dividends credited.

Plan Accounts and Distributions

As a result of new tax rules affecting nonqualified deferred compensation, deferred compensation amounts have been divided between “Current Accounts” for deferred compensation relating to periods on and after January 1, 2005 and “Pre-2005 Accounts” for deferred compensation relating to periods prior to January 1, 2005.

Each participant may direct current deferred compensation to a Current Retirement/Termination Account, which provides for payments after termination of employment or up to two Current In-Service Accounts, which provide for payment during continued employment. The Pre-2005 Accounts for each participant have been credited to a Pre-2005 Retirement/Termination Account and up to two Pre-2005 In-Service Accounts as previously elected by participants.

In-Service Accounts are payable as elected by the participant at the time of deferral in a lump sum or in up to five annual installments, payable in each January in the year that payments are elected to start. The election is irrevocable. If a participant retires or terminates employment prior to the designated In-Service Account payout date, the In-Service Account will be paid in the form elected, but the first payment will begin in the January following termination of employment. Retirement/Termination Accounts are payable upon retirement or other termination of employment with Avon and are payable as elected by the participant in a lump sum or up to 15 annual installments. Distribution election changes for the Pre-2005 Retirement/Termination Account are allowed but must be on file at least 12 months prior to the date of retirement or termination of employment. As a result of the new tax rules under Section 409A of the Internal Revenue Code, distribution election changes for the Current Retirement/Termination Account must be on file at least 12 months prior to the retirement or termination date and the change must delay payment for at least five years after the original payment date. The new tax rules also preclude any payment of deferred compensation amounts to a key employee (including the named executive officers) as a result of termination of employment until six months following termination of employment.

Withdrawals of Pre-2005 Accounts may be made prior to the scheduled distribution date upon a demonstration of financial hardship (as defined in the DCP) or at any time subject to the imposition of a 10% penalty on the amount withdrawn. Current Accounts may be withdrawn prior to the scheduled distribution date only upon demonstration that an unforeseeable emergency (as defined in the DCP) has occurred.

Participants are fully vested in their Pre-2005 Accounts and Current Accounts. In the event of death prior to full distribution of the Accounts, the undistributed amount will be paid to the participant’s beneficiary. Payments are made from our general assets. The Pre-2005 Accounts and Current Accounts are used solely for recordkeeping purposes and no assets are actually placed in these accounts.

Potential Payments Upon Termination of Employment or Change-in-Control

Andrea Jung. The Company has an employment agreement with Ms. Jung which provides for her at-will employment beginning in 1998. The agreement provides that she is entitled to participate in all incentive and savings plans and programs, including equity-based compensation plans for senior executives, and that her annual target bonus opportunity is at least 60% of her base salary. She is entitled to participate in all of our medical, dental, disability, group life, severance, accidental death and travel accident insurance plans and other benefit programs at the highest level available. She is also entitled to receive perquisites that are available to our senior executives. See “Summary Compensation Table” on page 30.

Termination of Employment Other Than For Cause or Disability; Constructive Termination. In the event that we terminate Ms. Jung’s employment, other than for cause or disability, or if she terminates for reasons of constructive termination (as described below), Ms. Jung shall be entitled to two years of continued coverage in our medical, life insurance and other benefit programs, two additional years of service under our SERP and would also receive after the six-month anniversary of her termination a lump sum payment of:

•

the present value of 36 months of base salary at the annual rate on the date of termination of employment (discounted at the one-year treasury bill rate on the 30th day prior to termination of employment), plus

•	a bonus equal to 100% of her annual target bonus amount for the year of termination, plus

•	if the termination of employment occurred on or after August 1, a pro-rated portion of 100% of her target bonus for such year.

For purposes of the employment agreement, “cause” means (i) an act of dishonesty or gross misconduct resulting in material damage to our business or reputation or (ii) repeated willful and deliberate material violation of her duties resulting in material damage to our business and reputation and about which she has been notified by our Board.

Ms. Jung could terminate for reasons of constructive termination upon the following events: a reduction in her base salary; a reduction in her annual target bonus opportunity (excluding annual reductions up to 10% that apply to all our officers); a change of more than 25 miles in her office location; demotion to an office below President; or a material reduction in her employee benefit programs (unless applicable to all our officers).

Assuming that we terminated Ms. Jung’s employment on December 31, 2006 for reasons other than disability or cause, or she terminated for reasons of constructive termination, we would pay a cash severance amount to her of $8,643,109 promptly after the six-month anniversary of her termination of employment based on 36 months of base salary at an annual base salary rate of $1,375,000 and a discount rate of 4.87% and 200% of her annual target bonus of $2,406,250. The value of the employee benefits (including two additional years of service and accelerated vesting under the SERP) and perquisites that we would continue to provide for a two-year period would be $1,037,706 based on a SERP discount rate of 5.90%, a lump sum rate of 4.65% and assuming a health care trend rate of 8% and a discount rate of 5%. Ms. Jung is entitled to receive, at any time after termination of employment, a distribution from our tax qualified PRA in accordance with the terms of that Plan. The total perquisites exceed $10,000 and include (the amount of perquisites in excess of $25,000 are set forth): automobile ($45,996), flexible allowance ($79,794), financial planning ($30,000), supplemental life insurance, excess liability, personal auto insurance, home security and executive health exams. She would have 90 days after the termination date or on the stock option expiration date, whichever is first, to exercise her vested stock options. See “Outstanding Equity Awards at Fiscal-Year End” on page 35 for a description of Ms. Jung’s stock options. Ms. Jung would also be eligible for a prorated portion of her unvested RSUs through her last day worked and a prorated TIP award which is subject to Compensation Committee approval.

As a condition to her entitlement to receive the severance benefits described above, Ms. Jung is restricted for a period of two years after her termination of employment from accepting employment with or advising certain companies in competition with us or from soliciting any of our employees to leave our employ.

Disability. If we terminate Ms. Jung’s employment for disability, she would be entitled to benefits from our disability plan. Ms Jung would be eligible to receive 100% of her pay for six months (excluding the first week of disability in which no pay is provided) and 50% of her pay thereafter for the duration of her disability. In addition, Ms. Jung and her dependents would be entitled to be covered for two years under our medical, dental, disability, group life insurance and other benefit programs. Ms. Jung would also continue to accrue benefits under the PRA, the BRP and the SERP while disabled. Assuming a termination of employment for disability on December 31, 2006 with continuation of disability payments until Ms. Jung reaches age 65, the amount of disability payments to her from our long-term disability insurance carrier would be 100% of base salary ($114,583 per month) for the first six months (excluding the first week of disability) and 50% of base salary ($57,292 per month) until age 65. The present value of this amount is $7,716,099 based on a discount rate of 5%. The value of the two additional years of employee benefit coverage that we would provide would be $22,000 assuming a discount rate of 5%. The present value of the additional pension benefits earned while on disability is $3,868,354 assuming a discount rate of 5.9%, a lump sum rate of 4.65% and benefits payable at age 65. If we terminate Ms. Jung’s employment for disability on December 31, 2006, her stock options would continue to vest and she would be entitled to a prorated portion of her RSUs and TIP award through her last day of active employment and her full 2006 bonus awards under the EIP.

Retirement. Upon Ms. Jung’s retirement, her stock options would continue to vest in accordance with their vesting schedule and continue to be exercisable until the expiration of the term. She would also be entitled to receive a prorated portion of her RSUs through her last day worked, a prorated TIP award which is subject to Compensation Committee approval and her full year 2006 bonus for EIP. Ms. Jung would also receive her vested benefit under the PRA and the SERP. See “Pension Benefits” on page 37.

Death. In the event of Ms. Jung’s death on December 31, 2006, her beneficiary would be entitled to a life insurance benefit paid by our life insurance carrier under the supplemental life insurance policy known as SLIP of $750,000, a $50,000 life insurance benefit under Avon’s group life insurance policy, and a death benefit payable from the PRA and SERP of $3,886,602. In addition, all unvested options would vest and her estate would be entitled to a prorated portion of her RSU and TIP awards, and her full 2006 EIP award. In the event of Ms. Jung’s death, no other amounts are payable except as described under “Pension Benefits” on page 37 and “Nonqualified Deferred Compensation” on page 42.

Continued Employment Within Three Years Following a Change of Control. During the period commencing on the date of a Change of Control and ending on the third anniversary thereof or during a pending potential Change of Control, Ms. Jung will be entitled to receive not less than the largest bonus earned or awarded to her for any of our three fiscal years ending before the Potential Change of Control or the Change of Control date for the fiscal year in which the Potential Change of Control or Change of Control date occurs. Upon a Change of Control, Ms. Jung would receive immediate vesting of any unvested equity awards. The total value of her unvested stock option and RSU awards which would become immediately vested is $16,473,318, based upon a stock price of $34.25 and a change of control date of December 31, 2006.

“Change of Control” for purposes of the employment agreement means:

•	the acquisition by a person or group or beneficial ownership of 20% or more of our outstanding stock;

•

a change in the composition of our Board that results in a majority of our current directors (or successor directors approved by our current directors or their appointed successors) not being continuing directors;

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approval by our shareholders of a merger, consolidation or sale of substantially all of our assets in a transaction in which our shareholders immediately prior to the transaction do not own at least 60% of the voting power of the surviving, resulting or transferee entity; or

•	approval by our shareholders of a complete liquidation or dissolution.

“Potential Change of Control” for purposes of the employment agreement means:

•

the commencement of a tender or exchange offer by any third person for 20% or more of the then outstanding shares of common stock or combined voting power of the Company’s then outstanding voting securities;

•	the execution of an agreement by the Company, the consummation of which would result in the occurrence of a Change of Control;

•

the public announcement by any person (including the Company) of an intention to take or to consider taking actions which if consummated would constitute a Change of Control other than through a contested election for directors of the Company; or

•	the adoption by the Board of a resolution to the effect that a Potential Change of Control has occurred.

A Potential Change of Control will be deemed to be pending from the occurrence of the event giving rise to the Potential Change of Control until the earlier of the first anniversary thereof or the date the Board determines in good faith that such events will not result in the occurrence of a Change of Control. Notwithstanding the foregoing, no Potential Change of Control shall be deemed to have occurred (i) by reason of any actions or events in which Ms. Jung participates in a capacity other than in her capacity as CEO (or as a director of the Company, as applicable) or (ii) if prior to the occurrence of an event that would have given rise to a Potential Change of Control, Ms. Jung is demoted below CEO and the Board provides written notification to Ms. Jung, no later than 30 days thereafter, that a Potential Change of Control will not be deemed to occur with respect to Ms. Jung.

Involuntary Termination of Employment Other Than For Cause or Disability; Constructive Termination Within Three Years Following a Change of Control. In the event that the employment of Ms. Jung is terminated, other than for cause or disability, or if she terminates for reasons of constructive termination, and her termination is within three years of a Change of Control, she would receive after the six-month anniversary of her termination of employment a lump sum payment of:

•	300% of her annual base salary in effect on the date of termination, plus

•

300% of the greater of (i) the annual bonus she earned for the calendar year ending prior to the Change of Control date, or (ii) the annual bonus she earned during the calendar year which includes the Change of Control date, plus

•	300% of the present value (discounted at the one-year treasury bill rate on the 30th day prior to the termination of employment) of one year of fringe benefits (including perquisites), plus

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the excess, if any, of (i) the maximum amount payable under all long-term incentive plans during the three-year period following the Change of Control, assuming achievement of maximum performance goals, over (ii) the amount actually paid under such plans during the same three-year period, plus

•

the present value (discounted at the one-year treasury bill rate on the 30th day prior to the termination of employment) of the excess, if any, of (i) the retirement benefits under our SERP or the BRP, as applicable, and our PRA if she had continued to accrue benefits under such plans for an additional three years, over (ii) the retirement benefits under the SERP, or the BRP, as applicable, and our PRA actually payable to her on her date of termination.

Assuming a Change of Control and termination of employment on December 31, 2006, we would pay Ms. Jung $12,305,387 under the provisions described above after the six-month anniversary of her termination of employment. Ms. Jung and her dependents would also be entitled to be covered for two years after termination of employment, or until the third anniversary of the change of control, whichever is longer, under our medical, dental, disability, group life insurance and other benefit programs. Assuming a change of control and termination of employment on December 31, 2006, the value of three additional years of employee benefits coverage that we would provide would be $34,047 assuming a health care trend rate of 8% and a discount rate of 5%. Instead of receiving continuing coverage under our medical, dental and other employee benefit plans, Ms. Jung may elect that we pay her a single amount equal to three times our annual cost (based on premium rates) of providing such coverage.

In addition, had the termination of employment been within three years of the date on which she was eligible to retire under our PRA, Ms. Jung would also have been entitled to receive coverage under the retiree medical plan or to have the Company purchase similar coverage for her.

Upon termination of employment following a Change of Control, Ms. Jung may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. The employment agreement requires that we reimburse Ms. Jung for all excise taxes that are imposed on her under Section 280G and any income and excise taxes that are payable by her as a result of any reimbursement for Section 280G excise taxes. Assuming a termination of employment on December 31, 2006 following a Change of Control, Ms. Jung would not be entitled to a reimbursement pursuant to these provisions due to the fact that the value of the payments due her upon a Change of Control is less than her “safe harbor amount” under the Code. For purposes of this 280G calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation.

If we terminate Ms. Jung’s employment during a Potential Change of Control for reasons other than for disability or cause, or Ms. Jung terminates her employment for reasons of constructive termination, and the Potential Change of Control thereafter becomes a Change of Control, Ms. Jung shall be entitled to the Change of Control benefits described above.

Charles Cramb. Mr. Cramb has entered into an offer letter agreement with the Company on November 13, 2005. The agreement provides for an annual base salary of $700,000 and also provides Mr. Cramb with the opportunity to participate in (i) our EIP with an annual target of 85% of base salary and a maximum payout of 200% of target (guaranteed to be at least 42.5% of earned base salary for the year 2006), (ii) our Long-Term Incentive Plan (2005 Stock Incentive Plan) with an initial award valued at 200% of salary, and (iii) our 2005-2007 Performance Cash Plan with a three-year target of 100% of salary (prorated). Mr. Cramb is also eligible to participate in all of the benefit programs and perquisites in which similarly situated executives participate, including our BRP. See “Pension Benefits” on page 37.

Involuntary Termination of Employment Other Than For Cause. Under the Avon Products, Inc. Severance Pay Plan, if we terminate Mr. Cramb’s employment other than for cause, we will continue to pay Mr. Cramb’s salary at the rate in effect on the termination date over a two-year period. We have agreed to keep this provision in effect for Mr. Cramb in the event that we amend the Severance Pay Plan in the future. Assuming termination of employment occurred on December 31, 2006, we would be required to pay Mr. Cramb a total of $1,400,000 over a two year period. His stock options would continue to vest during the salary continuation period and he would have 90 days after the termination date or on the stock option expiration date, whichever is first, to exercise them. See “Outstanding Equity Awards at Fiscal-Year End” on page 35 for a description of Mr. Cramb’s stock options. Mr. Cramb would be also be eligible for a prorated portion of his RSUs through his last day worked, a prorated TIP award which is subject to Compensation Committee approval, and his full year 2006 bonus under EIP.

Mr. Cramb would also be entitled to continuing coverage under medical, dental and life insurance plans for the period during which he is receiving continuing salary payments. Assuming a termination of employment on December 31, 2006, the value of continued coverage under these employee benefit plans is $45,826 based on current costs and assuming annual health care trend rate of 8% and a discount rate of 5%.

In addition, Mr. Cramb would be entitled to the following perquisites for three months after termination of employment (except where noted), none of which exceeds $25,000: flex allowance; a home security system (until security system contract expiration); executive health examination; and excess liability and personal automobile insurance. The term “cause” is defined in our Severance Pay Plan as (i) continued failure to perform the executive’s duties (other than temporary incapacity during illness); (ii) willful misconduct which is demonstrably and materially injurious to us, monetarily or otherwise; (iii) personal dishonesty in the performance of duties; (iv) breach of fiduciary duty involving personal profit; (v) conviction of a felony or misdemeanor; or (vi) willful or repeated violation of any of our rules, including absenteeism, violation of safety rules, insubordination and violation of our Code of Conduct.

Terminated employees are required to sign a release in order to receive severance benefits in excess of two weeks of base salary. The severance benefits are also subject to non-competition, non-solicitation, non-disparagement, cooperation and confidentiality provisions which, if violated, will cause forfeiture of the remaining benefits.

Disability. If we terminate Mr. Cramb’s employment for disability, he would be entitled to benefits from our disability plan equal to 100% of his pay for six months (excluding the first week of disability in which no pay is provided) and 50% of his pay thereafter for the duration of his disability. Mr. Cramb would also continue to accrue benefits under the PRA and the BRP while disabled. Assuming a termination of employment for disability on December 31, 2006 with continuation of disability payments until Mr. Cramb reaches age 65, the amount of disability payments to him from our disability insurance carrier would be 100% of base salary ($58,333 per month) for the first six months (excluding the first week of disability) and 50% of base salary ($29,167 per month) until age 65. The present value of this amount is $1,505,589 based on a discount rate of 5.55%. The present value of the additional pension benefits earned while on disability is $177,199 assuming a discount rate of 5.9%, a lump sum rate of 4.65% and benefits payable at age 65. Mr. Cramb’s stock options would continue to vest in accordance with their vesting schedule and would continue to be exercisable until the expiration of their term. See “Outstanding Equity Awards at Fiscal Year-End” on page 35 for a description of the outstanding awards. In the event that Mr. Cramb becomes disabled on December 31, 2006, a portion of his RSUs prorated to the last day worked would be paid upon termination. He would also be eligible for a prorated TIP award and his full year 2006 bonus under EIP.

Retirement. Upon Mr. Cramb’s retirement, his stock options would continue to vest in accordance with their vesting schedule and continue to be exercisable until the expiration of their term. He would also be entitled to receive a prorated portion of his RSUs through his last day worked, a prorated TIP award which is subject to Compensation Committee approval, and his full year 2006 bonus under EIP. Mr. Cramb would also receive any vested pension benefit under the BRP and his deferred balance under the DCP. See “Pension Benefits” on page 37 and “Nonqualified Deferred Compensation” on page 42.

Death. In the event of Mr. Cramb’s death on December 31, 2006, our insurance carrier will pay a $500,000 death benefit under the SLIP as well as a $50,000 life insurance benefit under Avon’s group life insurance policy. Mr. Cramb’s stock options will immediately vest and his estate would be entitled to receive a prorated portion of his RSUs through his last day worked, a prorated TIP award which is subject to Compensation Committee approval, and his full year 2006 bonus under EIP. In the event of Mr. Cramb’s death, his cash balance account under the BRP will immediately vest. See “Pension Benefits” on page 37.

Voluntary Termination Within Three Years Following a Change of Control. If a Change of Control occurs and during the three year period following the Change of Control, Mr. Cramb is assigned duties inconsistent in any significant respect with his position, authority or responsibilities at the time of the Change of Control, Mr. Cramb may voluntarily terminate his employment and receive the same benefits described above in the event of his involuntary termination of employment.

Change of Control: Upon a Change of Control, Mr. Cramb would receive immediate vesting of any unvested equity awards. The total value of his unvested stock option and RSU awards which would become immediately vested is $1,537,586, based upon a stock price of $34.25 and Change of Control date of December 31, 2006. Change of Control has substantially the same meaning as in the description of Ms. Jung’s employment agreement as described above.

Susan J. Kropf. Although we had an employment agreement with Mrs. Kropf, she retired at the end of 2006 and benefits to which she is entitled are post-retirement benefits.

As Mrs. Kropf retired after attaining eligibility for Rule of 85 retirement under our SERP, Mrs. Kropf is entitled to SERP benefits paid by us. Mrs. Kropf has elected to receive 80% of her SERP benefit in the form of a lump sum benefit, with the remaining 20% to be paid in five annual installments. Because Mrs. Kropf is a key employee, these amounts cannot be paid until six months following her date of termination. As such, Mrs. Kropf will receive a lump sum payment of $12,762,924 on June 30, 2007. Mrs. Kropf will also receive an annual installment payment of $699,984 on June 30, 2007 and annual payments of $682,736 on January 1st for the years 2008 through 2011. The present value of these benefits as of December 31, 2006 and the key assumptions used to value the benefits is described above under “Pension Benefits” beginning on page 37. Mrs. Kropf is also entitled to payments from us under our DCP as described under “Nonqualified Deferred Compensation” on page 42.

In accordance with the terms of her equity awards, Mrs. Kropf’s stock options will continue to vest in accordance with their terms and can continue to be exercised until the tenth anniversary of their grant date. Her restricted stock units are 100% vested and a pro rata portion was paid upon her retirement, and the remainder will be paid in 2009. See “Outstanding Equity Awards at Fiscal Year-End” on page 35. In addition, under the terms of our SERP, Mrs. Kropf has elected to transfer her $600,000 paid up whole life insurance policy to herself as the beneficiary of the policy. This policy will be transferred in the form of a paid-up whole life insurance policy with a cash surrender value of $405,178. Under the SERP, we are required to gross-up the cash surrender value of the policy for income taxes in the amount of $371,025. For purposes of calculating this gross-up, we have assumed a federal income tax rate of 35%, a 1.45% Medicare tax rate, a 7.4% state income tax rate and a 4.0% local income tax rate.

Elizabeth Smith. Ms. Smith has entered into an offer letter agreement with the Company on November 1, 2004. The agreement provides, among other things, for an annual base salary of not less than $575,000 and also provides Ms. Smith with the opportunity to participate in our EIP with an annual target of 80% of base salary and a maximum payout of 200% of target. In addition, she is eligible for long-term incentives consistent with those offered to her peers within the same salary band. Ms. Smith is also eligible to participate in all of the benefit programs and perquisites in which similarly situated executives participate.

Involuntary Termination of Employment Other Than For Cause. Under our Severance Pay Plan, if we terminate Ms. Smith’s employment other than for cause, we will continue to pay Ms. Smith’s salary at the rate in effect on the termination date over a two year period. Assuming termination of employment occurred on December 31, 2006, we would be required to pay Ms. Smith a total of $1,300,000 over a two year period. We have agreed to keep this provision in effect for Ms. Smith even in the event that we amend the Severance Pay Plan in the future. In the event of our breach of Ms. Smith’s offer letter agreement, or failure to maintain her position or grant an equity award in any year with a value of less than $1,150,000, Ms. Smith may terminate employment and receive these severance benefits. Her stock options would continue to vest during the salary continuation period and she would have 90 days after the end of the salary continuation period during which to exercise them. Ms. Smith would be eligible for a prorated portion of her RSUs through her last day worked, a prorated TIP award which is subject to Compensation Committee approval, and her bonus under EIP. Ms. Smith would also be entitled to continuing coverage under medical, dental and life insurance plans for the period during which she is receiving continuing salary payments. Assuming a termination of employment on December 31, 2006, the value of continued coverage under these employee benefit plans is $15,000 based on current costs and assuming an annual health care trend rate of 8% and a discount rate of 5%.

Terminated employees are required to sign a release in order to receive severance benefits in excess of two weeks of base salary. The severance benefits are also subject to non-competition, non-solicitation, non-disparagement, cooperation and confidentiality provisions which, if violated, will cause forfeiture of the remaining benefits.

Disability. If we terminate Ms. Smith’s employment for disability, she would be entitled to benefits from our disability plan equal to 100% of her pay for six months (excluding the first week of disability in which no pay is provided) and 50% of her pay thereafter for the duration of her disability. Ms. Smith would also continue to accrue benefits under the PRA and the BRP while disabled. Assuming a termination of employment for disability on December 31, 2006 with continuation of disability payments until Ms. Smith reaches age 65, the amount of disability payments to her from our disability insurance carrier would be 100% of base salary ($47,917 per month) for the first six months (excluding the first week of disability) and 50% of base salary ($23,958 per month) until age 65. The present value of this amount is $3,693,642 based on a discount rate of 5.55%. The present value of the additional pension benefits earned while on disability is $454,706 assuming a discount rate of 5.9%, a lump sum rate of 4.65% and benefits payable at age 65. Ms. Smith’s stock options would continue to vest in accordance with their vesting schedule and would continue to be exercisable until the expiration of their term. See “Outstanding Equity Awards at Fiscal Year-End” on page 35 for a description of the outstanding awards. In the event that Ms. Smith becomes disabled on December 31, 2006, a portion of her restricted stock units prorated to the last day worked would be paid upon termination. She would also be eligible for a prorated TIP award and her full year 2006 bonus under EIP.

Retirement. Upon Ms. Smith’s retirement, her stock options would continue to vest in accordance with their vesting schedule and continue to be exercisable until the expiration of their term. She would also be entitled to receive a prorated portion of her RSUs through her last day worked, a prorated TIP award which is subject to Compensation Committee approval, and her full year 2006 bonus under EIP. Ms. Smith would also receive any vested pension benefit under the BRP and her deferred balance under the DCP. See “Pension Benefits” on page 37 and “Nonqualified Deferred Compensation” on page 42.

Death. In the event of her death, our insurance carrier will pay a $500,000 death benefit under the SLIP as well as a $50,000 life insurance benefit under Avon’s group life insurance policy. In addition, her stock options will immediately vest and her estate would be entitled to receive a prorated portion of her RSUs through her last day worked, a prorated TIP award which is subject to Compensation Committee approval, and her bonus under EIP. In the event of Ms. Smith’s death, her cash balance account under the BRP will immediately vest and she will be entitled to receive her deferred balance under the DCP. See “Pension Benefits” on page 37.

In addition, Ms. Smith would be entitled to the following perquisites from us for three months after termination of employment (except where noted), none of which is in excess of $25,000: automobile lease; financial planning and tax preparation through the calendar year in which salary continuation expires; home security system (until system contract expiration); executive health examination; and excess liability and personal automobile insurance.

Change of Control. Upon a Change of Control, any unvested equity awards held by Ms. Smith would become immediately vested. The total value of her unvested stock option and RSU awards which would become immediately vested is $3,123,287, based upon a stock price of $34.25 and Change of Control date of December 31, 2006. If any of these payments is subject to the excise tax imposed by Section 280G of the Internal Revenue Code by reason of a Change of Control, we will pay to Ms. Smith an additional gross-up payment of any such excise taxes and any income and excise taxes incurred in connection with such reimbursement. Assuming a termination of employment on December 31, 2006, we would pay $1,602,975 as a gross-up payment based on the assumption of a 35% federal income tax rate, a 1.45% Medicare tax rate, a 7.7% state income tax rate and a 4.45% local income tax rate. Change of Control has substantially the same meaning as in the description of Ms. Jung’s employment agreement as described above.

Brian Connolly. We entered into an employment agreement with Mr. Connolly on March 23, 2007 in order to induce Mr. Connolly to continue in our employ as our Executive Vice President, Global Sales. The agreement provides for an annual salary of $600,000, subject to periodic review by the Compensation Committee. The agreement also provides that Mr. Connolly is entitled to participate in our compensation programs, including incentive and equity-based compensation plans. He is entitled to participate in all of our medical, dental, disability, group life, accidental death and travel accident plans and other benefit programs with a supplemental life insurance benefit of $500,000. He is also entitled to receive perquisites that are available to our senior executives.

Although the agreement provides for “at will” employment, it states that we will make certain payments to Mr. Connolly if we terminate his employment.

Involuntary Termination of Employment Other Than For Cause; Constructive Termination. If we terminate Mr. Connolly’s employment without cause, or if Mr. Connolly terminates his employment for reasons of constructive termination, we are obligated to make salary continuation payments to him of 24 months of his base salary rate at the date of termination. The salary continuation period would begin upon the six-month anniversary of termination. Mr. Connolly would also be entitled to an annual bonus payment equal to 80% of salary for the calendar year following the year of his termination of employment. If the employment agreement had been in effect on December 31, 2006 and we terminated the employment of Mr. Connolly without cause on such date, we would have paid Mr. Connolly $1,400,000 as cash severance payments. Mr. Connolly could terminate for reasons of constructive termination upon the following events: a reduction in his base salary; a reduction in his annual target bonus opportunity (excluding annual reductions up to 10% that apply to all our officers); a change of more than 25 miles in his office location; demotion to an office below Executive Vice President, Global Sales; a change in our strategic corporate goals, business plans, or personnel which, in the opinion of Mr. Connolly, negatively impacts the office of Executive Vice President, Global Sales; or a material reduction in his employee benefit programs (unless applicable to all our officers).

Under the employment agreement, Mr. Connolly would also be entitled to continuing coverage under medical, dental and life insurance plans and additional years of service under the PRA and the SERP for the period during which he is receiving continuing salary payments. If the employment agreement had been in effect on December 31, 2006, assuming a termination of employment on December 31, 2006 and salary continuation through May 31, 2009, the value of continued coverage under these employee benefit plans (including additional years of service under the PRA and the SERP) would be $1,739,413 based on a SERP discount rate of 5.90%, a lump sum of 4.65% and assuming an annual health care trend rate of 8% and a discount rate of 5%. In addition, all unvested RSUs become 100% vested upon the last day of active employment but would be payable upon the original vesting dates specified in his agreements.

In addition, Mr. Connolly would be entitled to the following perquisites from us for three months after termination of employment (except where noted), none of which is in excess of $25,000: automobile lease; financial planning and tax preparation through the calendar year in which salary continuation expires; home security system (until system contract expiration); executive health examination; and excess liability and personal automobile insurance.

As a condition of his entitlement to receiving the severance benefits described above, Mr. Connolly is prohibited from accepting employment with or advising certain of our competitors for a period of twenty-nine months after his separation date. He is also restricted from soliciting our employees for a period of twenty-nine months. Mr. Connolly must release Avon against all claims in order to be entitled to these enhanced severance benefits.

Disability. If Mr. Connolly’s employment is terminated as a result of disability, he would be entitled to benefits from our disability plan equal to 100% of his pay for six months (excluding the first week of disability in which no pay is provided) and 50% of his pay thereafter for the duration of his disability. Mr. Connolly would also continue to accrue benefits under the PRA and the SERP while disabled. Assuming a termination of employment for disability on December 31, 2006 with continuation of disability payments until Mr. Connolly reaches age 65, the amount of disability payments to him from our disability insurance carrier would be 100% of base salary ($41,667 per month) for the first six months (excluding the first week of disability) and 50% of base salary ($20,833 per month) until age 65. The present value of this amount is $2,464,137 based on a discount rate of 5.55%. If the employment agreement had been in effect as of December 31, 2006, then the present value of the additional pension benefits earned while on disability would be $1,694,031 assuming a discount rate of 5.9%, a lump sum rate of 4.65% and benefits payable at age 65. Mr. Connolly’s stock options would continue to vest in accordance with their vesting schedule and would continue to be exercisable until the expiration of their term. See “Outstanding Equity Awards at Fiscal Year-End” on page 35 for a description of the outstanding awards. If his employment agreement had been in effect on December 31, 2006, 100% of his RSUs would become vested. He would also be eligible for a prorated TIP award and his full year 2006 bonus under EIP.

Retirement. Upon Mr. Connolly’s retirement, his stock options would continue to vest in accordance with their vesting schedule and continue to be exercisable until the expiration of the term. If his employment agreement had been in effect on December 31, 2006, upon retirement, 100% of his RSUs would become vested. In addition, he would receive a prorated TIP award which is subject to Compensation Committee approval and his full year 2006 bonus for EIP. Mr. Connolly would also receive his vested benefit under the PRA and the SERP. See “Pension Benefits” on page 37.

Death. In the event of Mr. Connolly’s death, our insurance carrier would pay a $500,000 death benefit under the SLIP as well as a $50,000 life insurance benefit under Avon’s group life insurance policy. Mr. Connolly’s stock options will immediately vest and his estate would be entitled to a prorated TIP award which is subject to Compensation Committee approval, and his full year 2006 bonus under EIP. If his employment agreement had been in effect on December 31, 2006, 100% of his RSUs would become vested. In addition, in the event of Mr. Connolly’s death prior to May 31, 2009, Mr. Connolly’s beneficiary would be treated as if she or he were Mr. Connolly for purposes of the SERP calculation. The present value of the additional pension benefits would be $1,694,031.

Change of Control. Upon a Change of Control, any unvested equity awards held by Mr. Connolly would become immediately vested. The total value of his unvested stock option and RSU awards which would become immediately vested is $1,494,741, based upon a stock price of $34.25 and Change of Control date of December 31, 2006. Change of Control has substantially the same meaning as in the description of Ms. Jung’s employment agreement as described above.

DIRECTOR COMPENSATION

The following table discloses compensation received by our non-management directors during 2006.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Mr. Cornwell	65,000	100,010	10,798	0	258	176,066
Mr. Fogarty	70,000	100,010	10,798	0	1,236	182,044
Mr. Gault	65,000	100,010	10,798	101,000	1,236	278,044
Mr. Hassan	60,000	100,010	10,798	1,306	396	172,510
Ms. Lagomasino	65,000	100,010	10,798	0	258	176,066
Mrs. Moore	65,000	100,010	10,798	0	258	176,066
Mr. Pressler	60,000	100,010	30,858	0	138	191,006
Dr. Stern	60,000	100,010	10,798	727	396	171,931
Mr. Weinbach	70,000	100,010	10,798	7,112	762	188,682

(1)	At fiscal year end, each non-management director held the following aggregate number of stock awards and option awards: Mr. Cornwell, 7,044 shares of restricted stock and options to purchase 32,000 shares; Mr. Fogarty, 17,888 shares of restricted stock and options to purchase 72,000 shares; Mr. Gault, 36,024 shares of restricted stock and options to purchase 256,000 shares; Mr. Hassan, 10,560 shares of restricted stock and options to purchase 56,000 shares; Ms. Lagomasino, 8,300 shares of restricted stock and options to purchase 44,000 shares; Mrs. Moore, 23,104 shares of restricted stock and options to purchase 72,000 shares; Mr. Pressler, 4,116 shares of restricted stock and options to purchase 8,000 shares; Dr. Stern, 13,480 shares of restricted stock and options to purchase 24,000 shares; and Mr. Weinbach, 10,560 shares of restricted stock and options to purchase 56,000 shares.

On May 4, 2006, each non-management director received an annual grant of restricted stock. The grant date fair value of such award to each non-management director, as well as the expense recognized by the Company in 2006, was $100,010. The amounts in the “Option Awards” column represent expense recognized by the Company in 2006 for the vesting of awards of options granted prior to 2006. Option awards to non-management directors have a one year vesting schedule. We did not grant options to our non-management directors in 2006.

Stock awards and option awards are calculated in the same manner as for the expense of these awards that is recognized in our consolidated financial statements under Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment (SFAS 123R). The fair value of restricted stock was determined based on the market price of the Company’s common stock. We have also included in the table above the amount recognized as an expense in our 2006 financial statements for stock options granted prior to the effective date of SFAS 123R as calculated under the modified prospective transition method under which a proportionate share of the grant date fair value determined under SFAS No.123, Accounting for Stock-Based Compensation, will be recognized in the financial statements over the remaining vesting period of those awards.

To calculate the value of option grants for proxy valuation purposes, the Company used a Black-Scholes-Merton option pricing model pursuant to SFAS No. 123 with the following weighted-average assumptions for the non-management directors identified above with the exception of Mr. Pressler who joined the Board in 2005 and received his stock options at a later date: (i) risk-free rate of 3.95%, (ii) expected term of 3 years, (iii) expected volatility of 21.50% and (iv) expected dividends of 1.57%. To calculate the value of Mr. Pressler’s option grants for proxy valuation purposes, the Company used a Black-Scholes-Merton option pricing model pursuant to SFAS No. 123 with the following weighted-average assumptions: (i) risk-free rate of 4.06%, (ii) expected term of 3 years, (iii) expected volatility of 25.50% and (iv) expected dividends of 1.76%.

(2)	Our non-management directors do not participate in any of our pension plans and, therefore, no change in pension value is reported. Non-Qualified Deferred Compensation Earnings reported in the table above are the earnings on the deferred compensation balances invested in the cash account under the Board of Directors of Avon Products, Inc. Deferred Compensation Plan for 2006 for each non-management director that exceed 120% of the applicable federal long-term interest rate (AFR) published by the Treasury Department at the time the interest rate was set. In addition, the amount disclosed for Mr. Gault includes $72,867 in above-market interest earned on pre-1992 deferred compensation at a higher interest rate in accordance with the terms of the Plan. Dividend equivalents on deferred compensation amounts are not reported in this column as they are not earned at a rate higher than dividends actually paid on our common stock.

(3)	This column includes payments of life insurance premiums. The Company from time to time also provides directors with complimentary Avon products, such as samples of new product launches.

Directors who are officers or employees of the Company or any subsidiary of the Company receive no remuneration for services as a director. Each non-management director is entitled to an annual retainer of $150,000, consisting of $50,000 in cash plus an annual grant of shares of the Company’s common stock having a market value as of the date of grant of approximately $100,000, based on the average mean price of the Company’s common stock as reported on the New York Stock Exchange for the preceding ten trading days. Such grants are made immediately after the Annual Meeting. Thus, the date of grant is not scheduled based on the release of material non-public information and we do not time the release of non-public information for the purpose of affecting the value of these equity awards. All shares so granted to a non-management director are restricted as to transfer until he or she retires from the Board, but will immediately be entitled to regular dividends and the same voting rights as all other outstanding shares of the Company’s common stock.

In addition to the annual retainer, each non-management director receives a retainer of $10,000 for membership on the Audit Committee and $5,000 for membership on each other Committee of the Board of Directors on which he or she serves. Non-management directors appointed to chair a Committee are paid an additional fee of $10,000 for the Audit Committee and $5,000 for all other Committees. The Company has adopted the Board of Directors of Avon Products, Inc. Deferred Compensation Plan for its non-management directors permitting them by individual election to defer all or a portion of their cash fees. Each participant under the Plan may elect to defer amounts to a stock account or cash account. The amounts deferred into the stock account increase or decrease in value proportionately with the price of the Company’s common stock. The amounts deferred into the cash account, inclusive of accumulated interest, earn interest equal to the prime rate. A separate account is also maintained under the Plan for any compensation deferred by a Plan participant prior to 1992, inclusive of accumulated interest. The fees that have been deferred into such account earn interest equal to a composite bond rate plus four percentage points. Mr. Gault is the only non-management director who has pre-1992 deferred fees under the Plan.

Non-management directors are also eligible to participate in the Avon Foundation Matching Gift Program on the same terms as employees. Under this program, the Company will match a non-management director’s contribution to a charitable organization up to $7,500 per year.

In September 2001, the Board of Directors adopted a stock ownership guideline providing that non-management directors should own common stock of the Company having a value equal to or greater than $350,000 for directors within five years or, in the case of new directors, within five years from the date of their election to the Board. All directors are in compliance with this policy.

The Nominating and Corporate Governance Committee is responsible for periodically reviewing and making recommendations to the full Board regarding the compensation of non-management directors. In setting this compensation, the Committee considers the form and amount of compensation necessary to attract and retain individuals who are qualified to serve on the Board and to align the interests of the directors with those of the shareholders. The Committee also considers the impact on the perceived independence of the directors of compensation in excess of customary amounts and of indirect compensation, such as consulting contracts and charitable contributions to organizations with which a director is affiliated. The Committee considers the non-management director compensation practices of other companies to assist it in the development of the compensation program and practices for the Company’s non-management directors. Our Chief Executive Officer and General Counsel also support the Committee in reviewing competitive pay practices and pay levels of the non-management directors.

AUDIT COMMITTEE REPORT

The Company has a separately designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934. The Audit Committee is composed of four directors whom the Board of Directors has determined meet the independence and financial literacy and expertise standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission and the Company’s Corporate Governance Guidelines. The Board has also determined that Lawrence A. Weinbach, the Committee’s Chair, is qualified to be an “Audit Committee Financial Expert,” under the rules of the Securities and Exchange Commission.

The basic function of the Audit Committee is oversight of the integrity of the Company’s financial statements, controls and disclosures, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent accountants and the performance of the Company’s internal audit function and its independent accountants. A copy of the charter of the Audit Committee, which describes this and other responsibilities of the Committee is available on the Company’s investor website (www.avoninvestor.com). The Company’s management has responsibility for the financial statements and the reporting process, including maintaining effective disclosure controls and procedures. The Company’s management is also responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), is responsible for auditing the financial statements prepared by management and providing their opinions, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and as to management’s assessment of the effectiveness of the Company’s internal control over financial reporting. PwC’s responsibility is also to design and perform their audit to provide reasonable assurance that the Company’s financial statements are free of material misstatements and whether effective internal control over financial reporting was maintained in all material respects. It is not the duty of the Audit Committee, or of any of its members, to conduct separate auditing or accounting reviews or provide independent assurance of the Company’s compliance with applicable laws and regulations.

In this context, the Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2006, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting. The Committee has also discussed with management and PwC the matters required to be discussed by the rules of the New York Stock Exchange, the Securities and Exchange Commission and the charter of the Audit Committee. The Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has considered whether the provision of non-audit services by PwC to the Company is compatible with maintaining PwC’s independence and has discussed with PwC its independence, including any relationships that may impact their objectivity and independence.

Based upon the review and discussions described in this report, the members of the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K for 2006 filed with the Securities and Exchange Commission.

Members of the Audit Committee

Lawrence A. Weinbach, Chair

W. Don Cornwell

Edward T. Fogarty

Maria Elena Lagomasino

March 6, 2007

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Unless otherwise directed by the shareholders, proxies will be voted for ratification of the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP, as independent registered public accounting firm for the year 2007. PwC began auditing the accounts of the Company in 1989. If the appointment of PwC is not ratified by the shareholders, the Audit Committee will reconsider its appointment. A member of the firm will be present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

The Audit Committee has established a policy for the pre-approval of all audit and non-audit services by PwC, and the corresponding fees, which (i) strictly disallows any service that would be a prohibited service; (ii) allows audit, audit-related and tax services only if the particular type of service is on the list of types of services that have been pre-approved by the Audit Committee, specific procedures are followed to ensure appropriate management assessment of such service, the proposed fee is within the overall limit set by the Audit Committee for that category of service, and the Audit Committee is informed on a timely basis of each such service; and (iii) allows other services not within any of the foregoing categories only if each such service and the corresponding fee is approved in advance by the Audit Committee or by one or more members of the Audit Committee with subsequent approval by the Audit Committee.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for the Company by PwC, as of and for the fiscal years ended December 31, 2006 and December 31, 2005, respectively, are set forth below.

	2006	2005
	(in millions)
Audit Fees	$8.50	$7.82
Audit-Related Fees	$0.11	$0.12
Tax Fees	$0.30	$0.54
All Other Fees	$0.02	$0.02
Total	$8.93	$8.50

Audit Fees

These amounts represent the aggregate fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2006 and December 31, 2005, the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years, services related to statutory and regulatory filings and engagements for such fiscal years, and audit services related to organizational restructuring.

Audit-Related Fees

These amounts represent the aggregate fees for assurance and related services performed by PwC in each of the last two fiscal years that are reasonably related to the performance of the audit or review of the Company’s financial statements, including audits of domestic and international pension and benefit plans and of charitable foundations, and consultations concerning financial accounting and reporting standards.

Tax Fees

These amounts represent the aggregate fees for tax services rendered by PwC in each of the last two fiscal years, including expatriate tax services, advice regarding tax implications of certain transactions or projects, domestic and international tax planning, and tax compliance.

All Other Fees

These amounts represent the aggregate fees for other services rendered by PwC in each of the last two fiscal years not included in any of the foregoing categories, including certifications and other reviews of information required by local regulations outside of the United States or by contracts to which Avon is a party, official transmissions of financial information to government authorities outside of the United States, and subscriptions to online accounting reference material.

The Board of Directors recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year 2007.

PROPOSAL 3—APPROVAL OF AMENDMENTS TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS TO IMPLEMENT THE ADOPTION OF A MAJORITY VOTE STANDARD AND TO ELIMINATE CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS

After careful consideration and a review of those policies widely considered to enhance corporate governance, the Board of Directors (the “Board”) has decided that it would be in the best interest of the Company and its shareholders to amend the Restated Certificate of Incorporation and By-Laws in order to eliminate plurality voting in uncontested elections of directors and to require that a nominee for director in an uncontested election receive a majority of the votes cast with respect to such director’s election in order to be elected to the Board (a “majority vote standard”). Such a move has recently garnered increased support among shareholders, corporate governance experts and many companies. (See Appendices B and C.)

In order to adopt a majority vote standard, the Company must amend its Restated Certificate of Incorporation to include a specific majority vote provision. An amendment is necessary to implement a majority vote standard because the Restated Certificate of Incorporation, by its silence, currently embraces a plurality vote standard, the default standard under Section 614 of the Business Corporation Law of the State of New York; a deviation from this default is permitted only if specifically annunciated in a corporation’s certificate of incorporation.

Furthermore, the Company’s Restated Certificate of Incorporation currently provides for cumulative voting in the election of directors. Under cumulative voting, each shareholder is entitled to as many votes as is equal to the number of votes which he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected. A shareholder may cast all such votes for a single candidate or may distribute them among as many candidates as such shareholder chooses. The Board believes that cumulative voting is incompatible with the adoption of a majority vote standard. While a majority vote standard clearly acts to empower the majority, cumulative voting permits minorities to exercise undue influence in director elections. Given this incongruity, the Board believes that the elimination of cumulative voting is appropriate and consistent with the implementation of a majority vote standard.

While the amendment of the Company’s Restated Certificate of Incorporation is sufficient to effectuate the adoption of a majority vote standard and the elimination of cumulative voting, the Board’s proposal also provides for the adoption of various amendments to the Company’s By-Laws. These amendments will serve to clarify the By-Laws by eliminating the unnecessary references to cumulative voting or a plurality vote standard, both of which would have been superseded by the proposed amendment to the Restated Certificate of Incorporation. While some of these amendments to the By-Laws will be implemented by the Board upon passage of this proposal, other amendments may only be adopted if this proposal is approved by vote of the holders of at least 80% of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class.

Background of Proposal

As described above, the Board believes that a change to a majority vote standard in uncontested elections is appropriate at this time and will further enhance the Company’s governance. Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. For example, if 99% of the shares “withhold” authority to vote for a candidate, a 1% “for” vote results in the candidate’s election or re-election to the Board. The proposed majority vote standard would require that a nominee for director in an uncontested election receive a majority of the votes cast with respect to such director’s election in order to be elected to the Board. While a plurality vote standard guarantees the election of a director in an uncontested election, a majority vote standard would mean that uncontested nominees are only elected if a majority of shareholders vote in their favor. The Board believes that the proposed majority vote standard for uncontested elections empowers shareholders, strengthens the director nomination process and enhances director accountability.

The Board believes that it is inappropriate to establish a majority vote standard while cumulative voting still exists. The Board believes that cumulative voting is philosophically incompatible with a majority vote standard because cumulative voting seeks to empower minorities (i.e., it enables individual shareholders or groups of shareholders with less than a majority of the shares to cumulate their votes to elect directors), while majority voting seeks to empower majorities. Given the Company’s 10 person board, under cumulative voting, holders of as little as 10.1% of the shares of the Company’s stock could elect an individual director. This aspect of cumulative voting raises an additional problem in that the special interests of the constituencies that are able to elect certain Board members can create partisanship and divisiveness among Board members and impair the Board’s ability to operate effectively as a governing body. Such a result is detrimental to the remaining majority of the Company’s shareholders.

The Board believes that each director should represent the interest of all shareholders, rather than the interest of a minority shareholder or special constituency. The adoption of a majority vote standard and the elimination of cumulative voting for directors is consistent with the Company’s desire to more closely align shareholder interests and Board accountability. Accordingly, the Board, after review and deliberation, determined that, in order to establish a majority vote standard, eliminating cumulative voting of directors is in the best interests of the Company and its shareholders.

Under Section 614 of the Business Corporation Law of the State of New York, the adoption of a majority voting standard in the election of directors requires an amendment to the Restated Certificate of Incorporation. Article VI of the Restated Certificate of Incorporation establishes cumulative voting for director elections. Accordingly, the Board recommends deleting the current text of Article VI in its entirety and replacing it with a majority vote provision.

Upon amending the Restated Certificate of Incorporation to adopt a majority vote standard and to eliminate cumulative voting, several provisions in the Company’s By-Laws relating to a plurality vote standard and cumulative voting will become ineffective. Section 601(b) of the Business Corporation Law of the State of New York limits the scope of a corporation’s by-laws to those provisions not inconsistent with the corporation’s certificate of incorporation. The plurality vote provisions in the By-Laws will become void because Section 614 of the Business Corporation Law of the State of New York empowers the majority voting provision in the Restated Certificate of Incorporation to supersede the default position of plurality voting. Furthermore, those provisions in the By-Laws referring to cumulative voting will become obsolete because the Restated Certificate of Incorporation will no longer provide for cumulative voting; Section 618 of the Business Corporation Law of the State of New York requires that cumulative voting specifically be provided for in a corporation’s certificate of incorporation or the right to cumulative voting does not exist. Accordingly, upon the approval of this proposal by a majority of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class, the elimination of cumulative voting and establishment of a majority vote standard will become effective without any further action by the Company.

However, in order to clarify the By-Laws of the Company, remove certain By-Law provisions superseded by this proposal and make the majority vote standard fully operable, the Board of Directors plans to exercise its powers under the By-Laws to make the following amendments to the By-Laws:

•	The removal of the reference to cumulative voting in Section 5 of Article II.

•

The addition of new Sections 13 and 14 to Article III, requiring that: (1) an incumbent director who fails to receive the affirmative vote of a majority of the votes present and voting in an uncontested election at a meeting of shareholders submit his or her resignation, with such resignation to be considered by the members of the Nominating and Corporate Governance Committee and the Board, other than such incumbent director; and (2) nominees for director complete and deliver to the Secretary a questionnaire detailing certain background information.

•	The amendment of Section 2 of Article XI to eliminate the prohibition on the Board’s ability to amend or repeal by-laws with respect to cumulative voting.

Moreover, if this proposal also receives the support of at least 80% of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class, the following amendments to the By-Laws of the Company will be adopted, which amendments the Board has recommended in order to delete certain By-Law provisions superseded or no longer relevant in light of the adoption of the amendment to the Restated Certificate of Incorporation:

•	The removal of all references to a plurality vote standard and cumulative voting in Section 1 of Article III.

•	The deletion of Section 3 of Article XI, which would eliminate all supermajority voting requirements on the power to amend certain sections of Articles III and XI of the By-Laws.

Board Recommendation

After review, the Nominating and Corporate Governance Committee recommended the adoption of the various amendments to the Company’s Restated Certificate of Incorporation and By-Laws described above. The Board of Directors agreed with this recommendation and determined that the various amendments are advisable and in the best interests of the Company and its shareholders. Accordingly, the Board has proposed these amendments to the Company’s Restated Certificate of Incorporation and By-Laws and recommends that Company shareholders approve such amendments by voting in favor of this proposal.

Vote Required

Under Section 803 of the Business Corporation Law of the State of New York, the proposal to amend Article VI of the Company’s Restated Certificate of Incorporation must be approved by a majority of the common stock outstanding as of March 15, 2007, the record date for voting. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will have the same effect as a negative vote on the outcome of this proposal.

Under Section 3 to Article XI of the Company’s By-Laws the proposal to amend the various By-Laws described in the second set of bulleted points above must be approved by vote of the holders of at least 80% of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present but will have the same effect as a negative vote on the outcome of this proposal.

The Board of Directors recommends a vote FOR approval of the amendments to the Company’s Restated Certificate of Incorporation and By-Laws to adopt a majority vote standard and eliminate cumulative voting.

PROPOSAL 4—RESOLUTION REQUESTING BENCHMARKING INCENTIVE COMPENSATION GOALS AGAINST PEER GROUP PERFORMANCE

The Company is informed that the United Brotherhood of Carpenters Pension Fund, whose address and share ownership will be furnished promptly upon receipt of any oral or written request, intends to introduce at the Annual Meeting the following resolution:

“RESOLVED: That the shareholders of Avon Products, Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive or bonus component of the Plan should utilize defined financial performance criteria benchmarked against a disclosed peer group of companies, and provide that an annual bonus should be awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.	The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3.	Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.”

The proponent has furnished the following statement in support of the resolution:

“We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.”

Board of Directors Statement on Proposal 4:

The Board of Directors and Compensation Committee strongly support the concept of performance-based compensation and recognize that there may be circumstances in which peer group benchmarking may be beneficial. The Board does not support Proposal 4, however, as the Board does not believe that the Company should be locked into providing incentive compensation only if performance exceeds peer group benchmarks.

As noted in the Compensation Discussion and Analysis set forth earlier in this Proxy Statement, our executive incentive compensation program is tied to individual and Company performance as well as the performance of our stock. We believe that linking incentive goals to our own performance, rather than the financial performance of peers, is the best way to enhance shareholder value. Peer group companies may be seeking to implement different strategies, or may be impacted by many factors that do not provide comparability, and linking incentives only to a comparison of their performance may have undesirable consequences. For example, the Board does not agree that executives should be awarded an incentive bonus solely because the Company might outperform its peers if we do not achieve our own goals. Conversely, executives may be doing an extraordinary job in the face of unique business challenges, but still not succeed in lifting the Company’s performance above the peer group average. Under incentive compensation indexed solely to peer group performance, such extraordinary performance would not be recognized. Senior executives are effectively motivated when their performance-based compensation is directly tied to Avon’s performance and not to the performance of peer group companies over which our executives have no control.

The Compensation Committee, composed solely of members of our Board who are independent, already evaluates the compensation of key executives against a compensation peer group with whom we compete for executive talent, and also considers other competitive data. We believe, however, that the Company would be put at a competitive disadvantage in attracting, retaining and motivating senior executives if it is restricted in setting executive incentive compensation as set forth in the Proposal. The Compensation Committee must retain flexibility in choosing incentives to further our corporate goals through our compensation arrangements. If the requested policy were to be put in place, the resulting loss of flexibility and competitiveness could diminish the ability of the Compensation Committee to structure an executive compensation program to achieve that objective.

Our Executive Incentive Plan, approved by shareholders, authorizes the Compensation Committee to select performance measures for executive compensation that may not be published by peer group companies or that may not be able to be compared. These include “sales by brand,” “inventory levels,” “inventory days outstanding,” “order fill rate,” “perfect order rate,” “consumer and strategic investments” and “supply chain cost.” Thus, adoption of the Proposal would require the Compensation Committee to forego the use of these shareholder-approved goals in the future.

In addition, a significant portion of the Company’s long-term incentive compensation program consists of stock options and other stock grants. These increase in value only to the extent that Avon’s stock also increases in value. Our annual 2007 restricted stock unit grants for senior officers included performance criteria as a vesting requirement in addition to a years of service requirement, so that compensation will also be “at risk”. Therefore, the Board believes that our executive incentive program is appropriately performance-based and aligns the interest of our executives with that of our shareholders.

In conclusion, the Board believes that mandating that executive compensation be provided only if the performance measures exceed those of a peer group index is unduly restrictive, unnecessary and may result in a competitive disadvantage to the Company. A substantially similar proposal was rejected by shareholders last year.

The Board of Directors recommends that you vote AGAINST Proposal 4.

SOLICITING MATERIAL

The Compensation Committee Report and the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934 or to the liabilities of Section 18 thereof. In addition, they shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference.

SOLICITATION OF PROXIES

Avon is making this solicitation of proxies on behalf of its Board of Directors and will pay the solicitation costs. Directors, officers and other employees of Avon may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. In addition, Avon has retained Morrow & Co., Inc. at a fee estimated to be approximately $17,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. Avon will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending Avon’s proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

If you are a shareholder and you wish to bring an item of business before the 2008 Annual Meeting, you must notify the Secretary of the Company in writing, at the address set forth in the Notice of Annual Meeting of Shareholders, between January 4, 2008 and February 3, 2008. If you wish to have a proposal included in our Proxy Statement and proxy card for the 2008 Annual Meeting, your proposal must be received by the Secretary of the Company on or before November 24, 2007. Your notice must pertain to a proper matter for shareholder action and must comply with the Company’s By-Laws and with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder. A copy of the By-Law procedure is available upon written request to the Secretary of the Company.

If you make a written request to the Investor Relations Department (Attention: Renee Johansen) at Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105 (telephone number 212-282-5623), the Company will provide without charge a copy of its Annual Report on Form 10-K for 2006, as filed with the Securities and Exchange Commission.

By Order of the Board of Directors

Kim K. Azzarelli

Vice President, Associate General Counsel

and Corporate Secretary

March 23, 2007

New York, New York

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your shares. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your shares.

If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at:

MORROW & CO., INC.

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Call Toll-Free 1-800-607-0088

Appendix A

AVON PR ODUCTS, INC.

COMPENSATION COMMITTEE CHARTER

Revised as of March 7, 2007

Purpose

The Compensation Committee is appointed by the Board of Directors to (1) discharge the responsibilities of the Board of Directors relating to compensation of the Company’s executives and (2) make grants of equity compensation under the Company’s stock plans and execute its other responsibilities set forth in this Compensation Committee Charter.

Committee Membership, Structure and Operations

The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” under the rules of the New York Stock Exchange. Each member of the Committee shall also satisfy the criteria of a non-employee director under Section 16 of the Securities Exchange Act of 1934, as amended, and an outside director for purposes of Section 162(m) of the Internal Revenue Code. Additionally, none of the members of the Committee shall be a current or former employee of the Company.

The members and Chair of the Committee shall be appointed annually by the Board upon the recommendation of the Nominating and Corporate Governance Committee and shall serve until the member’s successor is duly appointed or until the member’s earlier resignation or removal. A member may be removed at any time by the Board, with or without cause.

The Committee shall meet at least four times annually or more frequently as circumstances dictate, and shall meet periodically in executive session. It has at all times direct access to any officer or employee of the Company. The Committee may at any time retain such outside advisors as the Committee deems appropriate to fulfill its responsibilities.

The Board may assign some or all of the Committee’s responsibilities to another committee, provided that the other committee is composed entirely of independent directors who also satisfy the requirements of Section 16 and Section 162(m) and has a published charter. The Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any action taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting.

The Committee should meet separately at least once a year with the Company’s Chief Executive Officer and any other Company personnel as the Committee deems appropriate to carry out the Committee’s responsibilities as set forth below.

The Committee shall review and evaluate annually the performance of the Committee and its members, including review of the compliance by the Committee with this Charter.

The Committee shall also review and assess annually the adequacy of this charter and recommend to the Nominating and Corporate Governance Committee and the Board any changes to the Charter deemed advisable by the Committee.

Responsibilities

In performing its responsibilities, the Committee shall:

1.	Establish the Company’s overall compensation and benefits philosophy;

2.	Review and approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, including annual performance objectives, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, and, based on this evaluation, recommend to the independent members of the Board of Directors for their determination and approval the salary, bonus, stock options and other benefits, direct and indirect, of the Chief Executive Officer;

3.	In determining the long-term incentive component of the compensation of the Chief Executive Officer, the Committee, together with the other independent members of the Board of Directors, should consider the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to the Company’s Chief Executive Officer in past years and the awards granted to other members of senior management;

4.	Determine and approve the compensation of all senior officers of the Company. For purposes of this Charter, the term “senior officer” means any officer at or above the level of Senior Vice President, any head of a Commercial Business Unit or Global Business Unit, and any Section 16 Officer that is not a member of the Board of Directors and any officer subject to Section 162(m);

5.	Together with the other independent Directors, approve or recommend for shareholder approval, as appropriate, all incentive compensation plans and equity-based plans; provided, that the Committee may delegate some or all of its authority relating to the incentive compensation plans to one or more officers of the Company;

6.	Approve all grants of stock options, restricted stock or any other form of stock incentive award or other securities-based compensation, including such awards under the Company’s Year 2005 Stock Incentive Plan or any successor plan(s), determine the terms and conditions of such awards, and carry out the administrative responsibilities given to the Committee in such plan(s); provided, that the Committee may delegate some or all of this authority to one or more directors of the Company other than with respect to the compensation of Section 16 Officers;

7.	Approve the adoption or amendment of other employee benefit plans, including:

(i)	Any non-qualified employee benefit plan;

(ii)	Any tax-qualified employee retirement plan or related trust agreement;

(iii)	Any employee welfare benefit plan; and

(iv)	The appointment of the administrators of such plans;

provided, that the Committee may delegate some or all of this authority to one or more officers of the Company;

8.	Periodically review compensation and benefit plans for employees and make recommendations to the Board with respect to changes, where warranted; provided, that the Committee may delegate some or all of this authority to one or more officers of the Company;

9.	Establish and periodically review policies in the area of senior officer perquisites;

10.	Except as otherwise provided in this Charter, approve contracts and transactions with current and former senior officers, including employment contracts, severance arrangements and post-employment consulting arrangements;

11.	Exercise the sole authority to retain and terminate any compensation or benefits consultant or other outside advisor used to assist the Company or the Committee in evaluating director, Chief Executive Officer or senior officer compensation, including the sole authority to approve any such consultant’s or advisor’s fees and other terms of engagement;

12.	Review and discuss with management the Compensation Discussion and Analysis to be included in the Company’s filings with the Securities and Exchange Commission and, based on the review and discussion, report in the filings whether the Committee recommended to the Board that the Compensation Discussion and Analysis be included therein.

13.	Report regularly to the Board (i) following meetings of the Committee and (ii) with respect to such other matters or recommendations as the Committee deems appropriate in carrying out its duties.

Appendix B

AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION OF AVON PRODUCTS, INC.

1. Article VI of the Restated Certificate of Incorporation of the Corporation shall be deleted in its entirety and replaced with the following:

ARTICLE VI: Except as otherwise required by law or by the Restated Certificate of Incorporation, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present; provided, however, that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Article VI, a majority of the votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the votes cast with respect to that director. Votes cast shall include votes to withhold authority and exclude abstentions with respect to that director’s election.

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Appendix C

AMENDMENTS TO THE BY-LAWS OF AVON PRODUCTS, INC.

1. Section 5 of Article II of the By-Laws of the Corporation shall be amended as follows:1

Section 5. Voting. At every meeting of shareholders every shareholder of record shall be entitled to one vote for every share standing in his name on the record of shareholders on any matter to be voted upon at such meeting, unless otherwise provided in the certificate of incorporation, and may exercise such voting right either in person or by proxy, except that no proxy shall be voted on after eleven months from its date unless otherwise provided in the proxy. ~~As provided in the certificate of incorporation, at all elections of directors each shareholder shall be entitled to as many votes as shall equal the number of votes which (except for such provision) he would be entitled to cast for the election of directors with respect to his shares, multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or any two or more of them, as he may see fit.~~ No share of stock shall be voted at any meeting by any person other than (i) the owner thereof registered as such on the corporation’s books on the record date fixed by the directors, or (ii) the duly appointed proxy of such registered owner. Any vote for directors and/or proposals that shall be presented at a shareholders’ meeting may be by written, telephonic or electronic means. This includes, but is not limited to, written ballots, telegrams, cablegrams, facsimile or internet transmissions, provided that such electronic transmissions are submitted with proof that such electronic transmission is authorized by the shareholder.

2. Section 1 of Article III of the By-Laws of the Corporation shall be amended as follows:2

Section 1. Number, Election and Terms.

The number of the directors constituting the entire board of directors shall be not less than ten (10) nor more than twenty (20). Subject to such limitation the number shall be fixed by the board of directors. ~~Commencing with the 2006 annual meeting of shareholders, d~~Directors shall be elected annually at the annual meeting of shareholders, to hold office until the next succeeding annual meeting. ~~Except as otherwise provided by law, by the certificate of incorporation, or by the by-laws of this corporation, the directors shall be elected by ballot at the annual meeting of shareholders by a plurality of the votes of the shareholders cast in person or by proxy at such election. In voting for the election of directors, shareholders shall be entitled to cumulative voting.~~ Each director shall be elected to serve until the expiration of his or her term or until his or her successor shall have been elected and qualified except in the event of the death, resignation or removal or the earlier termination of the term of office of any such director. Each director shall be at least 21 years of age. It is not necessary for a director to be a shareholder of the corporation.

3. Article III of the By-Laws of the Corporation shall be amended to add the following new sections:

Section 13. Procedures in Uncontested Elections of Directors. In an uncontested election of directors (subject to Article VI of the certificate of incorporation), if a nominee who is an incumbent director is not elected and no successor has been elected at such meeting, the director shall promptly tender his or her resignation to the Board of Directors in accordance with the agreement contemplated by Section 14 of these By-Laws. The Nominating and Corporate Governance Committee shall make a recommendation to the Board of Directors on whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Committee’s recommendation and publicly disclose (in a press release, a filing with the Securities and Exchange Commission or other broadly

[1]	Language to be deleted from Section 5 is indicated by strike-through text.

[2]	Language to be deleted from Section 1 is indicated by strike-through text, and language to be added to Section 1 is indicated by double-underline text.

C-1

disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results.

The Nominating and Corporate Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation shall not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the end of his or her term and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors pursuant to this By-Law, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 2 of Article III of these By-Laws or may decrease the size of the Board of Directors pursuant to the provisions of Section 1 of Article III of these By-Laws and Section 702 of the Business Corporation Law of the State of New York.

Section 14. Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 12 of these By-Laws) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (a) will abide by the requirements of Section 13 of these By-Laws, (b) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and (c) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein.

3. Section 2 of Article XI of the By-Laws of the Corporation shall be amended as follows and Section 3 of Article XI of the By-Laws of the Corporation shall be deleted in its entirety as follows:3

Section 2. By the Board of Directors. Except as otherwise provided by law, these by-laws may be amended at any meeting of the board of directors of the corporation at which a quorum is present by the affirmative vote of a majority of the directors present at such meeting, provided notice of the proposed amendment is contained in the notice or waiver of notice of such meeting~~, provided, however, that the board of directors shall have no power to amend or repeal the by-laws, or adopt any new by-laws, with respect to cumulative voting~~.

~~Section 3. All By-Law Amendments. Notwithstanding anything contained in these by-laws to the contrary, the affirmative vote of the holders of at least eighty percent of the voting power of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Sections 1, 2, 3 or 12 of Article III, or this Section 3 of this Article XI.~~

[3]	Language to be deleted from Sections 2 and 3 is indicated by strike-through text.

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Annual Meeting Admission Ticket

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	000004	000000000.000000 ext 000000000.000000 ext
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MR A SAMPLE		000000000.000000 ext 000000000.000000 ext
DESIGNATION (IF ANY)
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	XXXXXXXXXXXXXX	Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. New York Time, on May 2, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone

•   Within the US, Canada & Puerto Rico, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.

•   Outside the US, Canada & Puerto Rico, call 1-781-575-2300 on a touch tone telephone.

•   Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

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Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

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A	Proposals
The Board of Directors recommends a vote FOR the listed nominees.

1.	Election of Directors:	01 - W. Don Cornwell	02 - Edward T. Fogarty	03 - Fred Hassan	04 - Andrea Jung	05 - Maria Elena Lagomasino	+
		06 - Ann S. Moore	07 - Paul S. Pressler	08 - Gary M. Rodkin	09 - Paula Stern	10 - Lawrence A. Weinbach

        ☐  Mark here to vote FOR all nominees            ☐  Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09	10
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 and 3.

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the appointment of independent registered public accounting firm	☐	☐	☐	3.	Amendments to the Company’s Restated Certificate of Incorporation and By-Laws	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 4.

		For	Against	Abstain
4.	Resolution regarding benchmarking of incentive compensation goals against peer group performance	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.		Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This proxy revokes all prior dated proxies. The signer hereby acknowledges receipt of Avon’s Proxy Statement dated March 23, 2007.

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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■	C 1234567890 JNT 1 U P X 0 1 2 2 9 0 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

Admission Ticket

(If you plan to attend the Annual Meeting,

bring this Admission Ticket with you)

Avon Products, Inc. Annual Meeting of Shareholders

Thursday, May 3, 2007 at 10:00 a.m.

The Waldorf Astoria

301 Park Avenue

New York, New York 10022

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

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Proxy — Avon Products, Inc.

Proxy Card Solicited on Behalf of the Board of Directors

Voting Instruction Card to J.P. Morgan Chase Bank, Trustee

And Fidelity Management Trust Company, Trustee

The undersigned hereby appoints Charles W. Cramb, Gilbert L. Klemann, II and Kim K. Azzarelli, and each of them, proxies, with full power of substitution and resubstitution, to vote and act with respect to all shares of the Company’s Common Stock (the “Shares”) owned of record by the undersigned and which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 3, 2007, and at any adjournments or postponements thereof, as instructed on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

The undersigned also provides instructions to J.P. Morgan Chase Bank, Trustee, and Fidelity Management Trust Company, Trustee, to vote Shares allocated, respectively, to accounts the undersigned may have under the Avon Personal Savings Account Plan or the Avon Puerto Rico Associates’ Savings Plan, and which are entitled to be voted at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this card. Unless your card is received by April 30, 2007, and unless you have specified your instructions, your Shares cannot be voted by the Trustees.

IF NO INSTRUCTIONS ARE SPECIFIED ON THE REVERSE SIDE OF THIS CARD:

•

All Shares owned of record by the undersigned will be voted FOR the election of nominees proposed for election as directors (Proposal 1), FOR the ratification of the Company’s independent registered public accounting firm for 2007 (Proposal 2), FOR the Amendments to the Company’s Certificate of Incorporation and By-Laws (Proposal 3), and all such Shares will be voted AGAINST Proposal 4.

•	All Shares allocated under the Avon Personal Savings Account Plan and the Avon Puerto Rico Associates’ Savings Plan WILL NOT BE VOTED.

Instruction for Cumulative Voting for Directors: Unless otherwise specified below, this proxy/instruction card shall authorize the proxies listed above to cumulate all votes that the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees for directors, as such proxies shall determine in their sole discretion. To specify a method of cumulative voting, mark the below box with an “X” and write the number of Shares and the name(s) of the nominee(s) for directors in the space below. If you wish to cumulate your votes, you must vote by using the proxy card rather than voting by telephone or the Internet.

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